                                                                                                                                                         Exhibit 10.1

Loan Agreement

This LOAN AGREEMENT (as amended, restated or otherwise modified from time to time, this “Agreement”) is made as of September 13, 2017, by and between NOBLE ROMAN’S, INC., an Indiana corporation and FIRST FINANCIAL BANK,an Ohio state chartered bank, located at 255 East Fifth Street, Suite 800, Cincinnati, Ohio 45202 (“Lender”). Borrower and Lender hereby agree as follows:

1.
Recitals.

WHEREAS, it is the desire of Borrower to obtain from Lender loans and other financial accommodations, as hereinafter provided, (a) to consummate the Closing Date Transactions and (b) for other general corporate and working capital purposes not otherwise prohibited by this Agreement;

WHEREAS, Lender has indicated its willingness to so extend such loans and other financial accommodations on the terms and subject to the conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows, intending to be legally bound:

2.
Loans and Terms.

2.1.           Loans and Notes.

(a)           Term Loan. Subject to the terms and conditions hereof and in reliance upon the representations and warranties of Borrower herein, Lender agrees to make a term loan to Borrower on the Closing Date in the maximum principal amount of $4,500,000 (the “Term Loan”). On the Closing Date, Borrower shall duly execute, issue and deliver to Lender a Term Note payable to the order of Lender in the principal amount of the Term Loan (the “Term Note”) to evidence the Term Loan. The Term Loan will bear interest at such rate, and will be payable upon such terms, as are specified in the Term Note and this Agreement.

(b)           Development Line of Credit; Development Loans.

(i) Development Line of Credit and Development Loans. Subject to the terms and conditions hereof and the other Loan Documents, and in reliance upon the representations and warranties of Borrower herein, Lender agrees to: (A) extend the Development Line of Credit to Borrower in the maximum principal amount of the Development Line Amount and (B) extend eachDevelopment Loan under such Development Line of Credit to Borrower in the maximum principal amount of the Development Loan Amount.

(ii) Development Notes. On the Closing Date, Borrower shall duly execute, issue and deliver to Lender: (A) the Development Line Note payable to the order of Lender in the principal amount of the Development Line Dollar Cap to evidence the Development Line of Credit and (B) each Development Loan Note payable to the order of Lender in the principal amount of the Development Loan Dollar Cap to evidence the applicable Development Loan. Each Development Loan will bear interest at such rate, and will be payable upon such terms, as are specified in the applicable Development Loan Note and this Agreement.

(iii) Additional Conditions Precedent. In addition to, and without limiting any of, the other conditions precedent set forth in this Agreement or any other Loan Document, Lender shall have no obligation to: (1) enter into any Development Loan under the Development Line of Credit at any time after the Development Line Draw Period Expiration Date, (2) enter into more than a total of three Development Loans under the Development Line of Credit, (3) enter into any Development Loan with respect to which the proceeds will be used for more than one unit, (4) enter into any single Development Loan under the Development Line of Credit in a principal amount in excess of $550,000, (5) make more than two Advances in the aggregate under any Development Loan, (6) make any Advance under a Development Loan at any time after the applicable Development Loan Draw Period Expiration Date or, if earlier, at any time after the date of the Final Advance thereunder, or (7) advance all or any portion of any Advance unless Borrower shall have furnished to Lender the following, all of which must be strictly satisfactory to Lender (and, as applicable, Lender’s counsel) in form, content and execution:

(A)
The budget with respect to the applicable Development Project;

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

(B)           All required construction permits for the applicable Development Project;

(C)           Evidence that Borrower has deposited not less than $50,000 with respect to the applicable Development Project in a separate “blocked” deposit account at Lender (each, a “Special Account”), which amounts therein may be drawn for the Development Project to pay for items on the Schedule of Ineligible Costs; and

(D)           If required by Lender in the exercise of its Permitted Discretion, Lender shall be in receipt of an Acceptable Site Inspection with respect to the applicable Development Loan.

(iv) Additional Covenants. In addition to, and without limiting any of, Borrower’s covenants and obligations set forth in this Agreement or any other Loan Document, Borrower covenants with, and represents and warrants to, Lender that, from and after the Closing Date, until the Obligations are paid and satisfied in full:

(A)
Borrower hereby agrees to pay or reimburse Lender for the reasonable costs and expenses (including Attorneys’ Fees, if any) associated with the review and approval of all Development Asset Agreements and Advance Requests;

(B)
Borrower shall notify Lender, promptly after Borrower’s obtaining knowledge thereof, of any of the following (provided that nothing herein is intended, or shall be construed, to constitute Lender’s consent to, or waiver of any Event of Default arising from, any of the following events or occurrences): (I) any default or breach by Borrower or any other party under any Development Asset Agreement, or the receipt by Borrower of any notice of default or breach under any Development Asset Agreement; and/or (II) the creation or imposition of any Lien against the Development Assets other than any Permitted Lien;

(v) Advance Requests. In order to request an Advance under a Development Loan, Borrower shall furnish to Lender, all in form and substance acceptable to Lender, at least two (2) Business Days prior to the requested Advance (or at such later date as may be acceptable to Lender in its sole discretion): (A) Borrower’s request therefor (each an “Advance Request”) in the form reasonably acceptable to Lender and otherwise in accordance with the terms and conditions of this Agreement, (B) all Development Asset Agreements applicable to the Development Assets to which the Advance Request relates, and (C) all such other documents, instruments, and agreements reasonably requested by Lender in connection with any of the foregoing. The amount of the Advance requested in the Advance Request shall not exceed: (I) with respect to any Advance, the Development Loan Advance Rate multiplied by the Eligible Costs of the specific Development Assets, as set forth in the Budget to which the Advance Request relates, or (II) together with all prior Advances previously made by Lender to Borrower under the applicable Development Loan, the then applicable Development Loan Amount. Each such Advance Request shall be deemed to be Borrower’s request that Lender, and irrevocable authorization to Lender to, disburse the funds requested by such Advance Request from the proceeds of the applicable Development Loan in accordance with this Agreement and such Advance Request. Under no circumstances shall Lender be responsible or liable to any Person, for or on account of any disbursement of, or failure to disburse, any Advance or any part thereof, and no such Person shall have any right or claim against Lender under this Agreement or in connection with the administration of the Development Line of Credit or any Development Loan (provided that the foregoing shall not relieve Lender of its express obligations to Borrower pursuant to, and subject to the terms and conditions of, the Loan Documents). To the extent that Lender may acquiesce (whether intentionally or unintentionally) in Borrower’s failure to comply with and satisfy any condition precedent to any Advance, such acquiescence shall not constitute a waiver by Lender of any condition precedent set forth in this Agreement or any other Loan Document with respect to any other Advance requested by Borrower, and Lender at any time thereafter may require Borrower to comply with and satisfy all conditions and requirements of this Agreement and the other Loan Documents, as applicable, with respect to any such Advance requested by Borrower.

Borrower may write checks on the applicable Special Account to pay for items on the Schedule of Ineligible Costs as and when such items are incurred as set forth on the Budget for the respective Development Project. Upon Lender’s request from time to time, Borrower shall provide Lender a written accounting of Ineligible Costs incurred and paid for from the applicable Special Account, along with such invoices and receipts as Lender reasonably requests. To the extent any funds remain in the applicable Special Account after the applicable Development Project is completed, Lender may apply such remaining funds to the applicable Development Loan.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

2.2.           Maturity of the Loans; Termination of the Development Line of Credit.

(a)           The commitment of Lender to make any further Advances under the Development Line of Credit shall terminate (if not sooner terminated pursuant to the terms and conditions hereof) on the Development Line Draw Period Expiration Date. The entire unpaid balance of each Development Loan, plus all accrued and unpaid interest thereon, shall be due and payable on the Termination Date applicable to such Development Loan.

(b)           The entire unpaid balance of the Term Loan, plus all accrued and unpaid interest thereon, shall be due and payable on the Termination Date applicable to the Term Loan.

(c)           Borrower may voluntarily terminate this Agreement (i) by giving Lender written notice of the date on which this Agreement is to terminate (“Voluntary Termination Date”) at least five (5) Business Days before the Voluntary Termination Date, and (ii) by paying on any such Voluntary Termination Date (A) all of the Obligations and (B) as compensation to Lender for loss of bargain with respect to the credit advanced hereunder, and not as a penalty, a termination fee, if applicable, in an amount equal to the then effective Termination Fee. Upon the Voluntary Termination Date, (1) all Loans and all other Obligations will automatically and immediately become due and payable and (2) Lender’s obligations under this Agreement and the other Loan Documents arising on and after the effective time of the Payment in Full of the Obligations will automatically terminate immediately, without notice or demand, which Borrower hereby expressly waives.

2.3.           Loan Fee. On the Closing Date, Borrower shall pay to Lender a nonrefundable loan fee in the aggregate amount of $15,250 (the “Loan Fee”). The Loan Fee shall be in addition to all other fees, charges and amounts required by the Loan Documents and Borrower’s reimbursement of Lender’s costs and expenses as required by this Agreement or the other Loan Documents. The Loan Fee shall be fully earned upon the Closing Date.

2.4.           Maximum Interest. In no event shall the interest rate or any of the other charges hereunder exceed the highest rate permissible under any Law which a court of competent jurisdiction shall, in a final, non-appealable determination, deem applicable hereto. In the event that such court in a final, non-appealable judgment determines that Lender has received interest or other charges hereunder in excess of the highest rate applicable thereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the outstanding principal amount of the Term Loan and the Advances, other than interest in respect thereof, on a pro rata basis (and in the inverse order of maturity, with respect to the Term Loan) until paid in full, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no amounts outstanding under the Notes after such application by Lender, Lender shall refund excess to Borrower or as a court of competent jurisdiction orders.

2.5.           Treasury Management.

(a)           Borrower has established one or more checking accounts (each a “Checking Account” and, collectively, the “Checking Accounts”) with Lender.

(b)           Without limiting any obligations of Borrower under Section 5.1(k) or any other provision of this Agreement, Borrower agrees that all reasonable service charges and costs related to the establishment and maintenance of the Checking Accounts, and Lender’s treasury and cash management services for Borrower shall be the sole responsibility of Borrower, whether the same are incurred by Lender or Borrower, and Lender, in its Permitted Discretion, may charge the same against Borrower and any account maintained by Borrower with Lender and the same shall be deemed part of the Obligations.

(c)           If there is any conflict, ambiguity, or inconsistency, in Lender’s judgment, between the terms of the Treasury Management Agreements, on the one hand, and this Agreement or any of the other Loan Documents, on the other hand, then the applicable terms and provisions, in Lender’s judgment, providing Lender with greater rights, remedies, powers, privileges, or benefits will control. From time to time, Lender may adopt such regulations and procedures and changes it may deem reasonable and appropriate (to the extent such regulations and procedures are applicable to Lender’s other similarly situated customers) with respect to the Treasury Management Agreements, the operation of the Checking Accounts, and the other services to be provided by Lender under this Agreement, the Treasury Management Agreements, and such regulations, procedures and changes need not be reflected by an amendment to this Agreement in order to be effective. Lender will use commercially reasonable efforts to give written notice of such regulations, procedures and changes to Borrower in the ordinary course of Lender’s business.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

2.6           Mandatory Prepayments.

2.6.1           The following payments shall be made to, or retained by, Lender and applied as provided in this Section 2.6.1 and Section 2.6.2:

(a)           On each Excess Cash Flow Payment Date, Borrower will make a payment to Lender (each, an “Excess Cash Flow Payment”) in an aggregate amount equal to (i) the Excess Cash Flow Percentage of Excess Cash Flow for the immediately preceding Excess Cash Flow Period then ended minus (ii) the aggregate amount of voluntary prepayments of unpaid principal on the Term Loan during the immediately preceding Excess Cash Flow Period;

(b)           On or before the fifth(5th) Business Day following the date of receipt thereof by any Loan Party, an amount equal to 100% of the Net Proceeds from any sale or other disposition of any asset, other than: (i) sales of assets permitted under Section 5.2(n) and (ii) sales of Equipment yielding Net Proceeds of less than $100,000 in the aggregate in any calendar year; providedthat once such aggregate Net Proceeds exceed $100,000 in any calendar year, then all further Net Proceeds (i.e., above $100,000) received in such calendar year with respect to such Equipment will be delivered to Lender to be applied in accordance with Section 2.6.2. Notwithstanding the foregoing, no prepayment of Net Proceeds of Equipment shall be required if: (A) Borrower delivers to Lender a certificate of an authorized officer of Borrower to the effect that Borrower intends to apply such Net Proceeds to purchase replacement Equipment which becomes part of the Collateral for use in the business of Borrower, (B) all such Net Proceeds are in fact used by Borrower to purchase such Equipment that becomes part of the Collateral (or any excess is promptly paid to Lender for application to the Term Loan) and (C) Borrower, within 90 days after the sale or other disposition of the relevant Equipment, purchases the replacement Equipment, and at the time of such purchase: (x) such replacement Equipment is of substantially equivalent value or better to the Equipment which was sold or otherwise disposed of by Borrower, (y) no Event of Default has occurred and is continuing (and if an Event of Default has occurred before effecting any such replacement the Net Proceeds shall be applied in accordance with Section 2.6.2) and (z) such replacement Equipment is free and clear of all Liens except Permitted Liens;

(c)           On or before the fifth (5th) Business Day following the date of receipt thereof by any Loan Party, 100% of the Net Proceeds from any insurance or condemnation proceeds payable in respect of, or arising out of, any loss or damage to Borrower’s properties other than insurance or condemnation proceeds in connection with (1) dispositions of Inventory which are the subject of an Event of Loss, to the extent such insurance or condemnation proceeds are used to replace such Inventory or repay the Term Loan, at Borrower’s discretion, (2) dispositions of Equipment to the extent such insurance or condemnation proceeds are used to replace such Equipment or repay the Term Loan, at Borrower’s discretion or (3) dispositions of improvements to real estate which are the subject of an Event of Loss, to the extent such insurance or condemnation proceeds are used to replace such real estate improvements; provided that, if an Event of Default then exists, such Net Proceeds shall be payable to Lender to be applied in accordance with Section 2.6.2;

(d)           On or before the fifth(5th) Business Day following the date of receipt thereof by any Loan Party, an amount equal to 100% of (1) any Net Proceeds from the issuance by any Loan Party of any additional Ownership Interests after the Closing Date, exclusive of issuances by Borrower of any Ownership Interests to employees and officers of Borrower pursuant to equity option plans or other incentive compensation arrangements previously disclosed to Lender or upon the conversion of the Subordinated Debt to common stock as contemplated in the Convertible Notes and (2) any dividend or distribution to any Loan Party from a Person other than an Affiliate of such Loan Party; and

(e)           On or before the fifth (5th) Business Day following the date of receipt by any Loan Party of any Extraordinary Receipts, an amount equal to 100% of such Extraordinary Receipts in excess of $100,000.

(f)           With respect to any mandatory prepayment described in this Section, Borrower shall not incur nor be liable for any prepayment penalty whatsoever.

2.6.2           With respect to mandatory prepayments described in Section 2.6.1, such prepayments shall be applied first to the remaining installments of principal under the Term Loan, in the inverse order of maturity, until the Term Loan has been paid in full, second to the remaining installments of principal under the Development Loans, in the inverse order of maturity, until the Development Loans have been paid in full (to be allocated among the separate Development Loans in Lender’s discretion) and third to any unpaid Advances until paid in full (to be allocated among the separate Development Loans in Lender’s discretion). Nothing in Section 2.6.1 or this Section 2.6.2 shall be construed to constitute consent to any transaction that is not expressly permitted by other provisions of this Agreement or the other Loan Documents. Nopartial prepayment of the Term Loan will change the due dates or the amount of the principal payments otherwise required hereunder and under the Term Note.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

2.7           One General Obligation; Cross-Collateralized. All advances of credit to, or for the benefit of, Borrower under this Agreement and under any other Loan Document constitute one loan, and all of the Obligations constitute one obligation. The Loans and all other advances or extensions of credit to, or for the benefit of, Borrower under this Agreement or the other Loan Documents and all other Obligations are made on the security of all of the Collateral.

2.8           Payments. All payments to Lender under this Agreement and the other Loan Documents shall be payable to Lender in U.S. dollars unless otherwise expressly agreed to by Lender. All amounts payable hereunder by Borrower will be paid to Lender at its address set forth in this Agreement hereof or at such other place as Lender may give notice from time to time, in immediately available funds in the currency specified by Lender, without set off, defense, recoupment, deduction, cross-claim or counterclaim of any kind; and free and clear of, and without deduction for, any present or future Taxes. If Lender or Borrower pays any Taxes, whether or not correctly or legally assessed, the amounts payable hereunder will be increased so that, after the payment of such Taxes, Lender will have received an amount equal to the sum Lender would have received had no such Taxes been paid. If any amount payable under the Loan Documents is denominated in a currency other than U.S. dollars, Borrower will make payment in such currency or, at Lender's option, will pay the Dollar Equivalent thereof. To effect any payment due hereunder, Lender may debit any account that Borrower may have with Lender. As used herein, "Dollar Equivalent" means, with respect to an amount in any currency other than U.S. dollars, as of any date, the amount of U.S. dollars determined at the selling rate of exchange then offered at the time of payment by Lender for cable transfers to the place of payment in the currency in which the acceptance or draft is payable, plus all costs of settlement, including any payments made by Lender to comply with any governmental exchange regulations applicable to the purchase of such foreign currency.Borrower shall pay to Lender on demand, in addition to any such increased costs set forth in the Notes, any increased cost to Lender of making any Loan resulting from any change in any law or regulation or interpretation thereof by any court or administration or Governmental Authority, or in GAAP, as set forth on a certificate from Lender to Borrower describing in reasonable detail the increased cost incurred or to be incurred by Lender.

3.
Disbursement of Loans; Post-Closing Covenants.

3.1.           Conditions to Disbursement of Term Loan and Initial Advances. Upon execution and delivery of this Agreement and the other Loan Documents, Lender may disburse Loans to allow Borrower to consummate the Closing Date Transactions. The obligation of Lender to make or advance the Term Loan and the initial Advances shall be subject to the satisfaction of the following conditions:

(a)           Lender has received all of the items set forth in Section 3.2;

(b)           There shall be no Event of Default under this Agreement or the other Loan Documents as of the Closing Date after giving effect to the Closing Date Transactions;

(c)           The Loan Fee and all costs and expenses are paid as due pursuant to the terms of this Agreement;

(d)           The Senior Leverage Ratio on the Closing Date (after giving pro forma effect to the Closing Date Transactions) shall not exceed 1.50 to 1.00; and

The acceptance by Borrower of the proceeds of the initial Loans shall be deemed to constitute a representation and warranty by Borrower that the conditions in this Section 3.1, other than those that have been waived in writing by Lender, have been satisfied.

3.2.           Required Items. The items to be delivered to Lender by Borrower as required by Section 3.1(a) are as follows:

(a)           This Agreement and the other Loan Documents required by Lender to be executed by Borrower or any one or more of the Guarantors, as applicable, including the Development Notes, the Term Note, the Security Documents and the Guaranties, all in form and substance satisfactory to Lender;

(b)           Certified copies of the Organizational Documents of the Loan Parties;

(c)           An opinion letter of Loan Parties’ counsel in a form reasonably satisfactory to Lender;

(d)           A payoff letter from each Prior Lender; and

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

(f)           Such other opinions, certificates and documents as Lender shall reasonably request, including those on the closing checklist prepared by Lender’s counsel.

3.3.           Conditions to Each Advance. Lender shall have no obligation to make any Loans to Borrower unless, immediately before and after giving effect to any such Loan, the following statements are true and correct:

(a)           Each of the representations and warranties of Borrower and any Guarantor contained herein and in the other Loan Documents shall be correct in all material respects (except to the extent qualified by materiality, in which case such representation and warranty shall be true and correct in all respects) as of the date of the making of each such Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if qualified by materiality, in all respects) as of such earlier date;

(b)           No Event of Default shall have occurred and be continuing or would result from the incurrence of such Loan (including any event that would constitute an Event of Default but for the requirement that notice be given or lapse of time or both); and

(c)           No Law prohibits, and no order, judgment or decree of any arbitrator or Governmental Authority enjoins or restrains, Lender from making the requested advance.

The acceptance by Borrower of each advance of Loans shall be deemed to constitute a representation and warranty by Borrower that the conditions in this Section 3.3, other than those that have been waived in writing by Lender, have been satisfied.

3.4.           Use of Loans. Borrower shall use the proceeds of the Loans solely for the purposes described in Section 1.

3.5           Banking Services; Third Party Deposit Accounts. Until Payment in Full of the Obligations, Borrower will, and will cause each other Loan Party to, maintain its banking services with Lender and will grant Lender an opportunity to provide any banking services required by Loan Parties The interim use of any Third Party Deposit Account will not diminish or alter the obligations under this Section 3.5. Upon Lender’s request, Borrower shall cause each Third Party Deposit Account to be subject to a Deposit Account Control Agreement in favor of Lender. Any amounts paid by Lender under a Deposit Account Control Agreement shall be part of the Obligations payable by Borrower upon Lender’s demand. Borrower will, and will cause Loan Parties to, close all Third Party Deposit Accounts on or before the date that is 90 days after the Closing Date; provided that, Loan Parties may maintain the following Third Party Deposit Accounts so long as the amount on deposit for each location does not exceed $10,000 and the aggregate amount on deposit do not exceed $50,000: account number ending 0420 at National Bank of Indianapolis (Pizzaco), account Number ending 7842 at National Bank of Indianapolis (Borrower), account number ending 1121 at BB&T (Borrower), account number ending 3521 at Suntrust (Roanoke) and any other Third Party Deposit Account for which, after the Closing Date, Lender agrees to add to the foregoing list after notice from Borrower.

3.6           Post-Closing. Borrower shall work in good faith after closing to complete the items set forth on Schedule 3.6 by the time frame set forth therein.

4.
Representations and Warranties. For the purpose of inducing Lender to enter into this Agreement and extend the Loans and the other financial accommodations hereunder, Borrower hereby makes the following representations and warranties to Lender, all of which shall be deemed made as of the date hereof and on each date that a request for an extension of credit hereunder is made:

4.1.           Organization and Qualification. Borrower (a) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has the power and authority to carry on its business and to enter into and perform all documents relating to the transactions contemplated by the Loan Documents, and (c) is qualified and licensed to do business in each jurisdiction in which such qualification or licensing is required except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. All information provided by Borrower to Lender with respect to Borrower and its operations is true and correct in all material respects when provided.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

4.2.           Due Authorization. The execution, delivery and performance by Borrower of the Loan Documents to which it is a party (a) have been duly authorized by all necessary corporate action, (b) does not contravene (i) any Law applicable to Borrower or in respect to which any of its assets is bound or (ii) Borrower’s Organizational Documents, (c) does not violate any agreement or instrument by which Borrower is bound where such violation would reasonably be expected to have a Material Adverse Effect, and (d) does not result in the creation of a Lien on any of its assets except the Lien granted to Lender herein and in the Security Documents. Borrower has duly executed and delivered to Lender the Loan Documents to which it is a party, and such Loan Documents are valid and binding obligations of Borrower enforceable according to their respective terms, except as limited by equitable principles and by bankruptcy, insolvency or similar Laws affecting the rights of creditors generally.

4.3.                 Litigation. Except as set forth in Schedule 4.3, there are no suits or proceedings pending or, to Borrower’s knowledge, threatened against or affecting Loan Party, and no proceedings before any Governmental Authority are pending or, to Borrower’s knowledge, threatened against Loan Party which would, if adversely determined, reasonably be expected to have a Material Adverse Effect .

4.4.           Business. Borrower is not a party to or subject to any restriction that would reasonably be expected to have a Material Adverse Effect. All Material Agreements to which Borrower is a party are in full force and effect and are not in known conflict with the rights of others. Borrower is not (a) party to or subject to any contract or agreement containing a covenant restricting Borrower from competing in any line of business with any Person or (b) party to a distribution or supplier agreement with any supplier of Inventory to Borrower which limits the disposition of Inventory by Borrower or its successors, assigns or creditors.

4.5.           Licenses, etc. Borrower has obtained any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of its business. Borrower possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, trade names, and other proprietary rights to continue to conduct its business as heretofore conducted by it, without any conflict with the rights of any other Person. All of the foregoing are in full force and effect, and none of the foregoing are in known conflict with the rights of others.

4.6.           Laws. Borrower is in compliance with all Laws and all conditions or other requirements applicable to or imposed upon it by any Law or by any Governmental Authority except in such instances in which the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect or are subject to a Contested Claim.

4.7.           Title. Borrower has good and marketable title to the assets owned by it, free and clear from all Liens of any kind, except for any Permitted Liens.

4.8.           Defaults. Borrower is in compliance with all Material Agreements, and there does not now exist (and the consummation of the Closing Date Transactions will not result in) any default or violation by Borrower of or under any of the terms, conditions or obligations of (a) its Organizational Documents or (b) any Material Agreement except in such instances in which such default or violation would not reasonably be expected to have a Material Adverse Effect or are subject to a Contested Claim.

4.9.           Subsidiaries and Partnerships. Borrower (a) has no Subsidiaries other than Affiliate Guarantors and N.R. Realty, Inc. and (b) is not a party to any partnership agreement or joint venture agreement. N. R. Realty, Inc. has no and since its organization has had no assets and no business operations.

4.10.           ERISA. Borrower and all individuals or entities that, along with Borrower, would be treated as a single employer (each such non-Borrower individual or entity, an “ERISA Affiliate”) under ERISA or the Internal Revenue Code of 1986 (the “IRC”) (in each case, i.e., ERISA or the IRC, as amended) are in material compliance with all of their obligations to contribute to any “employee benefit plan “ as that term is defined in Section 3(3) of ERISA. Borrower and each of its ERISA Affiliates are in material compliance with ERISA, and there exists no event described in Section 4043 thereof (“Reportable Event”).

4.11.           Financial Condition; Taxes.

(a)           All Financial Statements and other financial information relating to Borrower which have been, or may hereafter be, delivered by Borrower to Lender are true and correct in all material respects as of the date and for the periods indicated therein. The Financial Statements, which have been or may hereafter be delivered by Borrower to Lender, have been prepared in accordance with GAAP subject to, in the case of unaudited interim Financial Statements, normal year-end adjustments and the lack of footnote disclosures. No Loan Party has any Indebtedness of any kind that is prohibited by Section 5.2(a). No Loan Party suffered any damage, destruction or loss which has materially and adversely affected its business or assets since the submission of the most recent Financial Statements to Lender.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

(b)           Each Loan Party has filed all required tax returns and reports (or filed appropriate extensions therefor) that are now required to be filed by it in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon such Loan Party or its assets, including unemployment, social security, and real estate taxes except those state or local tax returns that such Loan Party may inadvertently (collectively, “Inadvertently Omitted Tax Payments”) fail to file and with respect to which such failure to file does not result in liabilities (including interest and penalties) greater than, in the aggregate for all Loan Parties, $100,000. Each Loan Party has paid all taxes which are due and payable as of the Closing Date except (i) any Inadvertently Omitted Tax Payments, and (ii) those taxes which are the subject of a Contested Claim. No taxing authority has asserted or assessed in writing any additional tax liabilities against any Loan Party for any period for which a Loan Party has filed (or was required to have previously filed) tax returns which are outstanding on the Closing Date, and no Loan Party has previously filed for any extension of time for the payment of any tax other than in the ordinary course of business or as would not reasonably be expected to result in a material adverse effect on any Loan Party. There are not in effect any waivers by any Loan Party of applicable statutes of limitations for federal, foreign, state or local taxes for any period. No Loan Party is a party to any tax-sharing agreement or arrangement.

(c)           The Loan Parties fiscal year is from January 1st to December 31st.

4.12.           Solvency. Borrower is Solvent after giving effect to the Closing Date Transactions, and Borrower shall continue to be Solvent. “Solvent” means that: (a) at fair valuations, all assets of Borrower are greater than the sum of the debts, including subordinated and contingent liabilities, of Borrower, (b) the present fair salable value of the properties and assets of the Borrower will be greater than the amount that will be required to pay the probable liabilities of Borrower on its debts and other liabilities, subordinated, contingent or otherwise, as they become absolute and matured, (c) Borrower is able to pay its debts and other liabilities, including subordinated and contingent liabilities and other commitments, as they become due and otherwise mature in the ordinary course of business, (d) Borrower does not intend to, nor does it believe that it will, incur debts and liabilities beyond its ability to pay as such debts and liabilities mature or become due, and (e) Borrower will not have an unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

4.13. Margin Stock. No part of the Loans shall be used by Borrower to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by Lender, Borrower shall furnish to Lender statements in conformity with the requirements of Federal Reserve Form U-1.

4.14. Collateral Secured. The security interests in, and other Liens granted on, the Collateral in favor of Lender (a) have been duly authorized and created and are in full force and effect and (b) are first priority Liens subject to any Permitted Liens.

4.15           Material Adverse Effect; Franchise Matters. Since December 31, 2016, no event or events have occurred or conditions exist that have had, or could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, there are no (a) enforcement actions by any of the Regulatory Agencies against Borrower or (b) cease and desist letters or stop orders denying the effectiveness of, or suspending or revoking, any state or foreign franchise, business opportunity (or equivalent) registration from any of the Regulatory Agencies, in each case, still pending against Borrower other than as set forth on the Franchise Schedule. The Franchise Schedule sets forth, as of the Closing Date, a complete and accurate list of each of Borrower’s (a) standard forms of Franchise Agreements in effect as of the Closing Date, including the year or years during which Borrower used such form of Franchise Agreement and (b) effective Franchise Disclosure Documents for each of its Franchises. As of the Closing Date, Borrower has provided Lender with true and complete copies of each Franchise Disclosure Document for its effective Franchise Disclosure Documents for each of its Franchises. As of the Closing Date, Borrower is not in material breach or default under any Franchise Agreement, and, to the knowledge of Borrower, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Borrower under any Franchise Agreement. Except as set forth on the Franchise Schedule, there is no material term, obligation, understanding or agreement that would modify any material term of a Franchise Agreement or any right or obligation of a party thereunder which is not reflected on the face of such Franchise Agreement (including any offers or promises with respect to any future or contingent subsidies, rebates, discounts, advances or allowances to, or for the benefit of, any or all Franchisees). As of the Closing Date, Borrower’s Franchise Disclosure Documents previously and currently in effect: (i) materially comply and have materially complied with all applicable FTC rules and all state and foreign franchise and business opportunity sales (and equivalent) laws in effect at such time; (ii) have been timely amended to reflect any material changes or developments in Borrower’s franchise system, agreements, operations, financial condition, litigation matters, or other matters requiring disclosure under any applicable law; (c) include all material documents (including audited financial statements) required by any applicable law to be provided to prospective franchisees; and (d) Borrower is and has been in material compliance with all applicable laws relating to franchises and business opportunities (or equivalent designations).As of the Closing Date, except as set forth on the Franchise Schedule, Borrower has not received any currently effective written notice of any threatened administrative, criminal or civil action against it or any persons disclosed in any of Borrower’s applicable Franchise Disclosure Documents, where such threatened administrative, criminal and/or civil action alleges a violation of a franchise law, antitrust law, securities law, fraud, unfair or deceptive practices, or comparable allegations, as well as any other actions. Neither Borrower nor its employees have, in the three years prior to the Closing Date, provided information to prospective franchisees that materially contradicts the information contained in the Franchise Disclosure Documents provided to such prospects (including “financial performance representation claim” information). No advertising funds are collected from franchisees and maintained by Borrower. As of the Closing Date, except as set forth on the Franchise Schedule, no franchisee association (either independent or sponsored by Borrower) is currently in place on the Closing Date. Other than as set forth on the Franchise Schedule, the organization of a franchisee association is not currently contemplated by Borrower, or, to the knowledge of Borrower, any Franchisee, in each case, on the Closing Date. As of the Closing Date, except as set forth on the Franchise Schedule, Borrower does not currently employ or use any franchise brokers in connection with Borrower’s franchising system sales. Borrower is duly registered in accordance with all applicable state and foreign laws in which Borrower has issued and maintains or otherwise offers a Franchise as listed on the Franchise Schedule. None of the Supply Agreements are franchise agreements, and none of the businesses operated under the Supply Agreements would constitute a franchise or a business opportunity (or equivalent) under any applicable federal, state or foreign law.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

4.16           Full Disclosure. No representation or warranty made by Borrower or any of its Affiliates, as the case may be, in this Agreement, any other Loan Document to which it is a party, or any other document furnished from time to time in connection herewith or therewith contained at the time such representation or warranty was made or such document was furnished, or, with respect to any information delivered after the date of this Agreement, will contain at the time such representation is made or such document is furnished, any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not materially misleading when read as a whole together with all other representations and warranties related thereto. Notwithstanding the foregoing, Borrower makes no representations or warranties regarding the accuracy of any projections, predictions or other estimation of future events, or any information or data, pertaining generally to Borrower’s industry.

5.
Covenants.

5.1.           Affirmative Covenants. Borrower agrees that, from the date of execution of this Agreement until the Payment in Full of the Obligations, Borrower will and will cause each of the other Loan Parties to:

(a)           Books and Access. Maintain proper books of account and other records and enter therein complete and accurate entries and records of all its transactions in accordance with GAAP. Borrower will give representatives of Lender (i) access to each Loan Party’s books and records and the other Collateral at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records. In addition, Borrower will make available to Lender for examination copies of any reports, statements or returns which Borrower may make to or file with any Governmental Authority. Lender may, whenever an Event of Default exists, at the sole expense of Borrower, obtain field exams and appraisals (or updates thereof) of Borrower’s assets from field examiners and appraisers, and prepared on a basis, satisfactory to Lender in the exercise of its Permitted Discretion, such field exams, appraisals and updates to include information required by applicable Law and by the internal policies of Lender. The appraisers performing the appraisal and the methods of appraisal used by the appraisers doing the appraisal are subject to Lender’s approval in the exercise of its Permitted Discretion.

(b)           Financial Statements; Other Reports Compliance Certificate. Furnish Lender, all in form and detail satisfactory to Lender as soon as available, and in any event: (i) within 30 days after the end of each calendar month, a complete copy of Borrower’s revenue reports for the month, including schedules showing all openings and closings of each Franchise, and a monthly statement of revenues on a per unit basis for each newly developed Noble Roman’s Craft Pizza and Pub unit (provided that such reporting for a particular unit may cease after 12 months of operations), (ii) within 45 days after the end of each calendar quarter, company-prepared Financial Statements for Borrower and its Subsidiaries for such calendar quarter, and (iii) within 120 days after the end of each fiscal year, consolidated Financial Statements for Borrower and its Subsidiaries for such fiscal year, which annual Financial Statements shall be audited by an independent certified public accounting firm acceptable to Lender. The Financial Statements delivered pursuant to the preceding clause (iii) shall contain the unqualified opinion of an independent certified public accountant and its examination shall have been made in accordance with GAAP. With each submission of Financial Statements to Lender in accordance with the preceding clauses (ii) and (iii), Borrower shall deliver to Lender a Financial Statement Compliance Certificate in the form of Exhibit A attached hereto, which, among other things, (A) certifies Borrower’s compliance with the financial covenants set forth in Section 5.2, (B) shows Borrower’s calculations thereof and (C) certifies that no Event of Default has occurred (or if Borrower has obtained knowledge of any such Event of Default, such certificate shall specify each such event and the nature and status thereof), together with a management discussion in a form acceptable to Lender.

(c)           Tax Returns; Public Filings. Furnish Lender with (i) a copy of its complete filed Federal tax returns, including all schedules and K-1s, upon Lender’s request and (ii) copies of all registration statements and other reports Borrower files with the Securities and Exchange Commission promptly upon the filing thereof and in any event within 10 days after filing.

(d)           Tax Obligations; Contested Claims. Pay and discharge when due all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, provided that notwithstanding anything to the contrary contained herein, for purposes of this Agreement, such amounts shall not be considered to be due or otherwise imposed upon any Loan Party until such amounts are shown as being due and payable: (i) on a filed tax return, (ii) on an executed closing agreement between the applicable taxing authority and Borrower, or (iii) on a final, nonappealable order of a court of competent jurisdiction. Each Loan Party shall pay when due all claims (including claims for labor, services, materials, rent and supplies) for sums which by Law might be a Lien or charge upon any of its assets; provided that no such charge or claim need be paid if and for so long as each of the following conditions continue to be met (“Contested Claims”): (A) such Contested Claim is being diligently contested in good faith so long as Lender is notified of such contest; (B) Loan Parties establish an adequate reserve or other appropriate provision for the payment of such Contested Claim and all other Contested Claims required by GAAP; (C) any Lien arising from such Contested Claim does not, when added to all amounts secured by all other than Contested Claims, secure amounts in excess of $100,000 in the aggregate as of any date; (D) no material property would reasonably be expected to be lost, forfeited or materially damaged as a result of such Contested Claim; and (E) any Lien arising from such Contested Claim, or from any other then Contested Claim, will not prevent Lender from having a perfected first priority security interest in, or as applicable, mortgage Lien on, the Collateral or with respect to future advances made hereunder subject to any Permitted Liens.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

(e)           Continue Operations. Continue in operation in substantially the same manner as at present; maintain its existence as a corporation; refrain from entering into any lines of business materially different from the business activities in which such Loan Party is presently engaged; refrain from operating or franchising any units other than under the concepts described in the defined term Franchise, keep its properties and all Collateral in good operating condition and repair; and make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

(f)           Insurance. Maintain, with financially sound and reputable insurance companies, (i) property insurance on its real and personal property against loss or damage by hazards covered under policies acceptable to Lender in its Permitted Discretion in an amount equal to not less than 100% of the insurable value thereof on a replacement cost basis, (ii) commercial general liability insurance under policies acceptable to Lender in its Permitted Discretion, and (iii) such other insurance that Lender, in its Permitted Discretion, may request from time to time. In addition to the foregoing, if any portion of any real property owned by Borrower is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then Borrower shall maintain with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such act. Such insurance shall name Lender as (A) lender loss payable under ACORD certificates and endorsement(s) satisfactory to Lender and (B) as an additional insured and such endorsements shall provide for, among other things, thirty (30) days written notice to Lender before any such policy is altered or canceled. Copies of all insurance policies and schedules of all insurance of the Loan Parties will be submitted to Lender upon request. Such schedules will contain a description of the risks covered, the amounts of insurance carried on each risk, the names of the insurers and the costs of such insurance to the Loan Parties. Borrower will supplement such schedules from time to time promptly to reflect any change in insurance coverage. In the event of a conflict between the provisions of this Section and the terms of any Security Documents relating to insurance, the provisions in the Security Documents will control.

(g)           Compliance with Applicable Laws. Comply with all Laws applicable to any Loan Party and to the operation of its business (including any statute, rule or regulation relating to employment practices, pension benefits, or environmental, occupational and health standards and controls) except in such instances in which such requirement of Law is being contested in good faith by appropriately proceedings diligently conducted or the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect and do all things necessary to maintain, renew and keep in full force and effect all permits, governmental authorizations, patents, trademarks, copyrights, franchises or other rights necessary to enable it to continue its business. Borrower shall, and shall cause the other Loan Parties to, immediately notify Lender when such Loan Party receives written notice of any (i) material violation of any Law, (ii) Law relating to the public health or the environment or (iii) written complaint or written notifications received by it relating to any environmental or safety and health Law.

(h)           Use of Proceeds. Use the proceeds of the Loans for the purposes specified in Section 1.

(i)           Knowledge of Defaults. Within three (3) Business Days of Borrower’s obtaining knowledge thereof, give written notice to Lender of: (i) the occurrence of any event or the existence of any condition which could reasonably be expected to result in an Event of Default, and (ii) the occurrence of any event or the existence of any condition which would inhibit the ability of any Loan Party to make or reaffirm any of the representations or warranties, or to perform any of the covenants, set forth herein or in any of the other Loan Documents.

(j)           Fees and Costs. Reimburse Lender for any and all fees, costs and expenses including Attorneys’ Fees, search and filing costs, title insurance costs, other professionals’ fees, field exam fees, appraisal fees, environmental assessment fees (including Phase I and Phase II assessments), expert fees, court costs, litigation and other expenses (collectively, the “Costs”) incurred or paid by Lender or any of its officers, employees or agents in connection with: (i) the preparation, negotiation (whether or not any particular portion of the transactions contemplated during such negotiations is ultimately consummated), procurement, review, administration or enforcement of the Loan Documents or any instrument, agreement, document, policy, consent, waiver, subordination, release of lien, termination statement, satisfaction of mortgage, financing statement or other lien search, recording or filing related thereto (or any amendment, modification or extension to, or any replacement or substitution for, any of the foregoing), and (ii) the defense, preservation and protection of Lender’s rights and remedies thereunder, including Lender’s security interest in the Collateral pledged to secure the Obligations, whether incurred in bankruptcy, insolvency, foreclosure or other litigation or proceedings or otherwise. The Costs shall be due and payable upon demand by Lender. If Borrower fails to pay the Costs upon such demand, Lender is entitled to disburse to itself in reimbursement thereof such sums as an Advance under the Development Line of Credit. Thereafter, the Costs shall bear interest from the date incurred or disbursed at the highest rate set forth in the Notes. This provision shall survive the Payment in Full of the Obligations.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

(k)           Further Assurances. Execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be requested by Lender from time to time to give full effect to the Loan Documents and the transactions contemplated thereby.

(l)           Compliance. At all times comply with all covenants and conditions in the Loan Documents to which any Loan Party is a party.

(m)           Life Insurance. On or prior to the date that is 90 days from the Closing Date, Borrower will execute and deliver to Lender the Life Insurance Documents. Borrower will promptly take all actions, if any, hereafter necessary or appropriate in Lender’s judgment to cause the Life Insurer to acknowledge and confirm Lender’s assignment and, as appropriate, consent to the assignment of the Life Insurance to Lender pursuant to the terms of this Agreement and the other Loan Documents in accordance with the terms of the Life Insurance Documents. The Life Insurance Documents in favor of Lender will be prior to all other assignments or other Liens. All right, title, and interest in, to and under the Life Insurance is part of the Collateral for the benefit of Lender as security for the Obligations. Until the Payment in Full of the Obligations, Borrower will not: (i) make or grant any further assignments, transfers, or other dispositions of any portion of the Life Insurance or any right or interest therein nor grant or permit to exist any Lien on any portion of the Life Insurance or any right or interest therein except in favor of Lender; or (ii) make or seek any changes to any of the terms or conditions of any of the Life Insurance. On the date of receipt of any Life Insurance Proceeds, Borrower shall pay, or shall cause to be paid, to Lender an amount equal to 100% of such Life Insurance Proceeds, which shall be applied in accordance with Section 2.6.

(n)           Projections. As soon as available and, in any event, no later than the 30th day before the end of each fiscal year, furnish to Lender Borrower’s business plan, including projected balance sheet, cash flows, and income statement for each month of the fiscal year for which such projections are required to be delivered (the “Projections”). All Projections delivered to Lender by Borrower will be delivered with (i) a statement of the assumptions on which the Projections were prepared and (ii) a representation stating that such Projections are based on estimates, information and assumptions believed by the management of Borrower to be reasonable at the time made and that the responsible officer has no reason to believe that such Projections, taken as a whole, are incorrect or misleading in any material respect, it being acknowledged and agreed by Lender that (A) such Projections as they relate to future events are not to be considered as fact and that actual results for the period or periods covered by such Projections may differ from the results set forth therein, (B) the Projections are subject to uncertainties and contingencies which may be beyond the control of Borrower and (C) no assurances are given by Borrower that the results forecasted in the Projections will be realized.

(o)           Reports. Furnish to Lender, if Lender so elects from time to time, certain information, including reports and financial statements, otherwise required by the terms of this Agreement or the other Loan Documents (each, a “Report”) from Borrower via electronic mail transmission (“e-mail”) or through a web based portal made available by Lender. Lender will designate from time to time its e-mail address to Borrower (the “Lender E-mail Address”). All transmissions as permitted in this Section of any Report from Borrower shall contain the information as specified in this Agreement, shall be formatted or displayed in a manner and order substantially similar to that shown in this Agreement or otherwise reasonably required by Lender and shall conform to the specifications described in this Agreement. Borrower will be solely responsible for the confidentiality of the contents of its transmissions during transmission to the Lender E-mail Address or through the web based portal. Borrower will be responsible for the accuracy of all information provided to Lender as permitted pursuant to this Section, and any information so received by Lender will be deemed to have been submitted by and received from Borrower in accordance with this Agreement, including all representations and warranties applicable to such information as set forth in this Agreement and the other Loan Document as if sent in paper form. Borrower consents to and represents that it is Borrower’s intent that by Borrower’s insertion of its name on any Report (including the header and/or the certification line), or by submitting documents to the web based portal, that Borrower intends such to constitute a legally binding and enforceable signature of Borrower, and in all aspects the legal equivalent of Borrower’s handwritten signature.

(p)           Franchise Matters.

(i)
Comply with (A) each Franchise Agreement and (B) all applicable laws relating to franchises and business opportunities except for such instances which would not reasonably be expected to result in a Material Adverse Effect;

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

(ii)
Appear in and defend any action challenging the validity or enforceability of any Franchise Agreement, except for such actions which, individually or in the aggregate, have not had and could not reasonably be expected to result in a Material Adverse Effect;

(iii)
Give prompt notice to Lender of (A) any written notice of default delivered by Borrower under any Franchise Agreement which, when aggregated at such time with all other Franchise Agreements then in default (collectively, “Franchise Agreements Then In Default”), have in the aggregate generated more than $125,000 in gross sales by the applicable Franchisees in the immediately preceding calendar year with respect to each of the Franchise businesses which are the subject of such Franchise Agreements Then In Default, (B) any written notice by a Franchisee that (1) terminates or threatens to terminate any Franchise Agreement which, when aggregated at such time with all other Franchise Agreements for which Borrower has received such a notice in the same calendar year (collectively, “Franchise Agreements Subject To Termination”), have in the aggregate generated more than $125,000 in gross sales by the applicable Franchisees in the immediately preceding calendar year with respect to each of the Franchise businesses which are the subject of such Franchise Agreements Subject To Termination or (2) withholds or threatens to withhold any payments under any Franchise Agreement which, when aggregated at such time with all other Franchise Agreements for which Borrower has received such a withholding notice in the same calendar year (collectively, “Franchise Agreements Subject To Withheld Sums”), have in the aggregate generated more than $125,000 in gross sales by the applicable Franchisees in the immediately preceding [calendar year] with respect to each of the Franchise businesses which are the subject of such Franchise Agreements Subject To Withheld Sums, together with a copy or statement of any information submitted or referenced in support of such notices and any reply by Borrower, and (C) any notice or other communication received by Borrower in which any other party to any Franchise Agreement which, when aggregated at such time with all other Franchise Agreements allegedly then in default by Borrower (collectively, “Franchise Agreements Under Which Borrower Is Claimed To Be In Default”), have in the aggregate generated more than $125,000 in gross sales by the applicable Franchisees which are the subject of such Franchise Agreements Under Which Borrower Is Claimed To Be In Default; for purposes of this paragraph, expiration of any Franchise Agreement in accordance with its terms does not constitute termination;

(iv)
Provide prospective Franchisees with a Franchise Disclosure Document and other disclosure documents of similar import as required by the rules promulgated by the FTC and applicable state and foreign law;

(v)
Sell, after the Closing Date, all Franchises to be granted under the Franchise Agreements in material compliance with all applicable laws, including franchise disclosure and registration requirements; and

(vi)
Promptly upon any material amendment, revision or modification (except for any new, modified, terminated or expired Franchise Agreements in the ordinary course of business) to the information on the Franchise Schedule deliver an updated Franchise Schedule to Lender.

(q)           N. R. Realty, Inc. Borrower will cause N. R. Realty to be dissolved within six months of the Closing Date.

5.2.           Negative Covenants. Borrower covenants and agrees that, from the date of execution of this Agreement until the Payment in Full of the Obligations, Borrower will not, and will not permit any other Loan Party to:

(a)           Incur Indebtedness. Incur any Indebtedness other than: (i) the Loans and any other Obligations; (ii) open account obligations incurred in the ordinary course of business having maturities of less than 90 days(unless in the ordinary course of business extended maturities are available); (iii) Permitted Purchase Money Indebtedness; (iv) underlying cash deposits in connection with bids, tenders or leases or as security for surety or appeal bonds, security deposits, earnest money and other cash deposits incurred in the ordinary course of business, (v) Indebtedness incurred by indorsement of drafts or checks for deposit incurred in the ordinary course of business, (vi) the Life Insurance Debt, (vii) the Subordinated Debt and (viii) inter-Loan Party Indebtedness.

(b)           Create Liens. Except for Permitted Liens, create, assume or permit to exist any Lien upon any assets or property now owned or hereafter acquired by Borrower or enter into any arrangement for the acquisition of property subject to any Lien.

(c)           Guarantee. Guarantee, endorse, or become contingently liable for the obligations of any Person, except (i) in favor of Lender and (ii) in connection with the indorsement and deposit of checks in the ordinary course of business for collection.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

(d)           Amend Organizational Documents. Amend or change any Loan Party’s Organizational Documents in a manner adverse to Lender, recapitalize or otherwise change or adjust its capital, or assume a trade name or otherwise do business by any name other than the name reflected on the Organizational Documents or as previously disclosed in writing to Lender.

(e)           Additional Ownership Interests. Issue any additional Ownership Interests in a manner that would cause a Change of Control to occur.

(f)           Ownership Interest Repurchases. Purchase, retire, redeem or otherwise acquire for value, directly or indirectly, any of its Ownership Interests now or hereafter outstandingprovided that nothing herein shall prevent the conversion of the Subordinated Debt to common stock as contemplated in the Convertible Notes.

(g)           Distributions. After the Closing Date Transactions completed on the Closing Date, (i) declare or pay any dividend or distributions on its Ownership Interests (including any return of capital)or (ii) make any payments of any kind to its shareholders or officers (including debt repayments, payments for goods or services or otherwise, but excluding ordinary salary and benefit payments to officers employed by Borrower and excluding any payments on the Subordinated Debt expressly permitted in this Agreement)provided that nothing herein shall prevent the conversion of the Subordinated Debt to common stock as contemplated in the Convertible Notes.

(h)           Transactions with Affiliates. (i) Directly or indirectly issue or enter into any guarantee for the benefit of any of its Affiliates other than guaranties in favor of Lender; (ii) directly or indirectly make any loans or advances to, or investments in, any of its Affiliates other than a Loan Party and other than short term loans or advances in the usual and ordinary course of business to officers, directors and employees of a Loan Party for expenses incidental to carrying on the business of such Loan Party; (iii) enter into any transaction with any of its Affiliates other than transactions (other than guarantees, loans or advances) entered into in the ordinary course of business upon fair and commercially reasonable terms determined by Lender to be no less favorable to Borrower than could be obtained in a comparable arms-length transaction with an unaffiliated Person; or (iv) divert (or permit anyone to divert) any of its business opportunities to any Affiliate or any other Person in which Borrower or any shareholder of Borrower holds a direct or indirect interest.

(i)           Investments; Purchases of Assets. Purchase, acquire or hold (i) legally or beneficially any stock other securities of, or any other Ownership Interests in, any other Person, (ii) evidences of Indebtedness of any other Person, (iii) except as provided in Section 5.2(h), make any loans or advances to any other Person, (iv) make any other investment in any other Person, (v) acquire any partnership interest in any other Person, or (vi) acquire any other interest whatsoever in any other Person. Borrower shall not create or form any Person (including a Subsidiary). In addition, Borrower shall not purchase or otherwise acquire all or substantially all of the assets of any Person or the assets comprising any line of business or business unit or division.

(j)           Change of Control; Merger. (i) Take any action or be subject to any action that results in a Change of Control or (ii) merge or consolidate with any Person other than an Affiliate Guarantor with the Borrower being the surviving entity.

(k)           Patriot Act. (i) Be or become subject at any time to any Law or list of any Governmental Authority (including the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of creditto Borrower or from otherwise conducting business with a Loan Party, or (ii) fail to provide documentary and other evidence of any Loan Party’s identity as may be requested by Lender at any time to enable Lender to verify such Loan Party’s identity or to comply with any applicable Law, including Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

(l)           Voluntarily Prepay. Voluntarily prepay any Indebtedness owing by Borrower prior to the stated maturity date thereof other than (i) the Obligations, subject to and in accordance with the stated terms and conditions thereof, and (ii) Indebtedness owing to trade creditors where such prepayment results in a discount on the amount due.

(m)           Lease. Enter into any lease (other than a capitalized lease to the extent expressly permitted by this Agreement) of real or personal property as the lessee, or become or remain liable under any such lease in any way (whether by assignment, as guaranty or other surety), in each case outside the ordinary course of business.

(n)           No Sale of Assets. Sell, contract to sell, lease or otherwise transfer, or grant any Person an option to acquire, or sell and leaseback, any of Borrower’s assets other than (i) the sale of inventory in the ordinary course of business as presently conducted by it, (ii) sales to Franchisees of used Equipment not used in any of the Loan Parties’ business activities and (iii) dispositions of Equipment (A) which has suffered an Event of Loss, (B) which is obsolete or worn-out, or (C) with a net book value of less than $100,000 in the aggregate per year (with respect to any one or more pieces of Equipment for all Loan Parties), so long as, in each instance (i.e., under clauses (A), (B), and (C)), all cash proceeds thereof (collectively, “Disposition Proceeds”) are paid to Lender (exclusive of any Equipment which is the subject of a Permitted Lien on which Lender does not have a first priority security interest) to the extent required by and to be applied in accordance with Section 2.6; provided, however, that Borrower may use Disposition Proceeds to purchase replacement Equipment in accordance with Section 2.6.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

(o)           Financial Covenants:

(i)           Permit the Fixed Charge Coverage Ratio to be less than 1.20 to 1, as of the end of any Test Period ending on or after December 31, 2017.

(ii)           Permit the Total Leverage Ratio, determined for any Test Period set forth below, to exceed the ratio set forth below opposite such Test Period:

Test Period	Ratio
December 31, 2017 and March 31, 2018	2.75 to 1
June 30, 2018 and September 30, 2018	2.50 to 1
December 31, 2018	2.25 to 1
March 31, 2019 and thereafter	2.00 to 1

(iii)           Permit the Senior Leverage Ratio, determined for any Test Period set forth below, to exceed the ratio set forth below opposite such Test Period:

Test Period	Ratio
December 31, 2017 and March 31, 2018	2.25 to 1
June 30, 2018 and September 30, 2018	2.00 to 1
December 31, 2018	1.75 to 1
March 31, 2019 and thereafter	1.50 to 1

(p)           Subordinated Debt; Subordinated Debt Documents. (i) Make any payment (including any principal, premium, interest, fee or charge) with respect to any Subordinated Debt provided that Borrower may make regularly scheduled payments of interest on the due date thereof so long as (A) no Payment Default has occurred and is continuing and (B) Borrower has not received written notice from Lender that an Event of Default (other than a Payment Default) has occurred and is continuing, (ii) repurchase, redeem, defease, acquire or reacquire for value any of the Subordinated Debt (provided that nothing herein shall prevent the conversion of the Subordinated Debt to common stock as contemplated in the Convertible Notes), or (iii) seek, agree to or permit, directly or indirectly, the amendment, waiver or other change to the Subordinated Debt Documents, other than to (i) extend the maturity date thereof or reduce the interest rate thereon or (ii) refinance the Subordinated Debt provided the Subordinated Debt is not increased at the time of such refinancing, except by any interest then accrued and unpaid added to principal, and the principal terms of any such refinancing (including interest rate and maturity date) are no less favorable in any material respect to the Loan Parties or the Lender than the terms of the Subordinated Debt being refinanced.

5.3.           Failure to Pay. If Borrower fails to (a) pay any tax, assessment, governmental charge or levy, (b) maintain insurance within the time permitted or required by this Agreement, (c) discharge any Lien prohibited hereby, or (d) comply with any other obligation, Lender may, but shall not be obligated to, pay, satisfy, discharge or bond the same for the account of Borrower. To the extent permitted by Law and at the option of Lender, all monies so paid by Lender on behalf of Borrower shall be deemed Obligations, and Borrower’s payments under this Agreement and the other Loan Documents may be increased to provide for payment of such Obligations plus interest thereon.

6.
Events of Default and Remedies.

6.1           Events of Default. Each of the following events (each, an “Event of Default”), whether or not caused by or within the control of any Loan Party,shall be an Event of Default under this Agreement:

(a)           Any failure by Borrower to pay when due of any of the Obligations; provided that with respect to Obligations comprised of fees or reimbursements of Costs, Borrower shall have three Business Days after written notice by Lender to pay the same; or

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

(b)           (i) Any representation or warranty of any Loan Party set forth in this Agreement, the Notes or any other Loan Document was false or misleading when made or reaffirmed in any material respect (except to the extent qualified by materiality, in which case such representation and warranty shall be accurate in all respects); or

(c)           Any Loan Party shall fail to observe or perform any other term or condition of this Agreement, the Notes, any other Loan Document (exclusive of those defaults covered by the other clauses of this Section 6.1) or any Material Agreement, or any Loan Party shall otherwise default in the observance or performance of any covenant or agreement set forth in any of the foregoing; or

(d)           The dissolution of any Loan Party; or

(e)           (i) The institution of any garnishment proceedings by attachment, levy or otherwise against, the entry of a final non-appealable judgment against, or the seizure of, all or any material part of the property of any Loan Party, including any property deposited with Lender or (ii) any final, non-appealable judgment for the payment of money in an aggregate amount exceeding $100,000 is entered against any Loan Party and the same is not fully covered by insurance or satisfied within sixty (60) days; or

(f)           (i) A commencement by any Loan Party of a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, including the Bankruptcy Code (an “Insolvency Law”), (ii) the entry of a decree or order for relief in respect of any Loan Party in a case under any Insolvency Law or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of any Loan Party, or for any part of the property of any Loan Party, or ordering the wind-up or liquidation of the affairs of any Loan Party, (iii) the filing of a petition initiating an involuntary case under any such bankruptcy, insolvency or similar Law, (iv) the making by any Loan Party of any general assignment for the benefit of creditors, (v) the failure of any Loan Party generally to pay its debts as such debts become due, or (vi) the taking of action by any Loan Party in furtherance of any of the foregoing; or

(f)           (i) A Subordinated Debt Default occurs and has not been waived in writing by the Subordinated Creditors, (ii) any Loan Party defaults under the terms of any other Indebtedness or lease that, individually or in the aggregate, involves Indebtedness or lease payments in excess of $100,000, and such default gives any creditor or lessor the right to accelerate the maturity of any such Indebtedness for borrowed money or lease payments, (iii) any Subordinated Creditor denies its, his or her obligations under the subordination provisions (i.e., Section 6) of the applicable Convertible Note, or (iv) any one or more of the Convertible Notes fails to be either (A) fully converted to common stock of Borrower by October 25, 2019 in accordance with the conversion provisions of the applicable Convertible Note or (B) have the stated maturity date extended to at least January 31, 2023; or

(g)           (i) The revocation or attempted revocation of any Guaranty by a Guarantor before the termination of such Guaranty in accordance with its terms, (ii) the assignment or attempted assignment of any Guaranty by a Guarantor, (iii) any Guarantor denies its obligations under the Loan Documents to which such Guarantor is a party or attempts to limit or terminate its obligations under such Loan Documents, or (iv) the death of Individual Guarantor, unless within 60 days of the death of Individual Guarantor, Borrower provides to Lender a substitute guarantor or collateral acceptable to Lender in its sole discretion, to cover any expected Shortfall, if any (it being agreed that if Lender determines, in good faith, that there would not be any expected Shortfall within 60 days after the death of Individual Guarantor, then there would not be an Event of Default under this clause (iv); or

(h) (i) The validity or effectiveness of any of the Loan Documents or its transfer, grant, pledge, mortgage, or assignment by the party executing such Loan Document is materially impaired (other than in accordance with its express terms and conditions); (ii) any party (other than Lender or any Affiliate of Lender) executing any of the Loan Documents asserts that any of such Loan Documents is not a legal, valid and binding obligation of the party thereto enforceable in accordance with its terms; (iii) the security interest or other Lien purporting to be created by any of the Loan Documents shall for any reason cease to be (A) a valid, perfected Lien (other than in accordance with its express terms and conditions) or (B) a first priority Lien (subject to any Permitted Liens,) unless, in either case, caused by the actions or inactions of Lender; or (iv) any Person is released from any of its covenants or obligations under any of the Loan Documents except as permitted by Lender in writing or in accordance with the express terms and conditions of such Loan Documents.

6.2.           Remedies. If any Event of Default shall occur and be continuing, Lender may elect to exercise any one or more of the following remedies, all without presentment, demand, protest or notice of any kind, as the same are hereby expressly waived by Borrower, unless otherwise required by applicable Law:

(a)           Lender may automatically terminate its commitment to lend hereunder, cease making any advances of the Loans and declare all Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable;

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

(b)           Lender may set off against the Obligations, all Collateral, balances, credits, deposits, accounts or monies of each Loan Party then or thereafter held with Lender, including amounts represented by certificates of deposit;

(c)           Lender may resort to the rights and remedies of a secured party under the Uniform Commercial Code, including the right to enter any premises of any Loan Party, with or without legal process and take possession of the Collateral and remove it and any records pertaining thereto and/or remain on such premises and use it for the purpose of collecting, preparing and disposing of the Collateral;

(d)           Lender may ship, reclaim, recover, store, finish, maintain and repair the Collateral, and may sell or otherwise dispose of the Collateral at public or private sale. Any requirement of reasonable notice of any disposition of the Collateral shall be satisfied if such notice is sent to Borrower ten (10) days prior to such disposition. Borrower shall, upon request of Lender, assemble the Collateral and any records pertaining thereto and make the foregoing available at a place designated by Lender;

(e)           Lender may use, in connection with any assembly or disposition of the Collateral, any trademark, trade name, tradestyle, copyright, patent right, trade secret or technical process owned or utilized by Borrower;

(f)           Lender may take such measures as Lender may deem necessary or advisable to preserve, collect, process, develop, maintain, protect, care for or insure the Collateral or any portion thereof, and Borrower irrevocably appoints Lender as Borrower’s attorney-in-fact to do all acts and things in connection therewith and in particular, to indorse checks and other instruments payable to Borrower; and

(g)           Lender may exercise any and all of the rights and remedies provided for in any of the other Loan Documents or by applicable Law or in equity.

6.3.           No Remedy Exclusive. No remedy set forth herein is exclusive of any other available remedy or remedies, but each is cumulative and in addition to every other remedy given under this Agreement or any of the other Loan Documents or now or hereafter existing at Law or in equity.

6.4.           Agreement to Pay Attorney’s Fees and Other Expenses. Without limiting the provisions of Section 5.1(k), in the event Borrower should default under any of the provisions of this Agreement and Lender should employ attorneys or incur other expenses, including appraisal and title fees, for the collection of the Notes or the enforcement of performance or observance of any Obligation or agreement on the part of Borrower contained in this Agreement and the other Loan Documents or in or represented by the Notes, Borrower shall on demand therefor reimburse Lender’s Attorneys’ Fees and such other expenses.

6.5.           Delays and Waiver. No delay or omission to exercise any right shall impair any such right or be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. Any waiver of a breach of this Agreement shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

7.
Miscellaneous Provisions.

7.1
Definitions. All capitalized terms used herein or in an Exhibit hereto and not expressly defined herein or therein shall have the meanings set forth for them below. All financial terms used in this Agreement, other than those defined in this Agreement, shall have the meanings given to them by GAAP. All other undefined terms shall have the meanings given to them in the Uniform Commercial Code, as now or hereafter enacted in the State of Ohio.

“Acceptable Site Inspection” means results of an inspection of the unit that is the subject of the applicable Development Project and the applicable Advance, which inspection must be (a) completed at Borrower’s sole cost and expense and (b) in form and content satisfactory to Lender, in its sole discretion.

“Advance Request” shall have the meaning given in Section 2.1(b)(v).

“Advances” means, with respect to a Development Loan, all amounts advanced by Lender as part of such Development Loan, whether advanced directly to Borrower or otherwise, for the acquisition (and, as applicable, installation) of the applicable Development Assets.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

“Affiliate” means, as to any Person (the “Subject Person”), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Subject Person. For purposes of this definition, “control” of a Person means the power, direct or indirect, (a) to vote 10% or more of the securities (or other Ownership Interests) having voting power for the election of directors (or managers in the case of a limited liability company) of the Person or (b) otherwise to direct or cause the direction of the management and policies of the Person, whether by contract or otherwise. Without limiting the generality of the foregoing, each of the following will be deemed an Affiliate of Borrower for purposes of this Agreement: (i) each of the other Loan Parties and (ii) all of the officers, shareholders or members (in each case who own 10% or more of such Person), and directors (or managers in the case of a limited liability company), as applicable, of each of the Loan Parties.

“Affiliate Guarantors” means, collectively, (a) Pizzaco, Inc., an Indiana corporation and(b) RH Roanoke, Inc., an Indiana corporation, and their respective successors and assigns including any receiver, custodian, and trustee or debtor-in-possession.

“Affiliate Guarantor Security Agreements” means, collectively, each Security Agreement dated as of the Closing Date made by an Affiliate Guarantor in favor of Lender, as the same may be amended, restated or otherwise modified from time to time.

“Agreement” has the meaning given in the introductory paragraph hereof.

“Alternate LIBOR Source” means any successor or replacement of ICE Benchmark Administration Limited, in each case, as approved by Lender.

“Approved Bloomberg Successor” means any successor or replacement of Bloomberg LP, in each case, as approved by Lender.

“Attorneys’ Fees” means the reasonable costs and expenses of the attorneys (and all paralegals and other staff employed by such attorneys) employed by Lender from time to time in connection with this Agreement, the other Loan Documents, and the Obligations, including all services (and all costs and expenses related to) to: (a) take any action in or with respect to any suit or proceedings (bankruptcy or otherwise) relating to the Collateral, this Agreement, or the other Loan Documents; (b) protect, collect, lease, sell or otherwise dispose of any of the Collateral; (c) attempt to enforce any Lien on any of the Collateral or to give any advice with respect to such enforcement; (d) enforce any of Lender’s rights to collect any of the Obligations; (e) give Lender advice with respect to this Agreement and the other Loan Documents, including advice in connection with any default, workout or bankruptcy; (f) prepare, process, document and/or close the Loans, this Agreement or the other Loan Documents, and any amendments, restatements or waivers to this Agreement or any of the Loan Documents; and/or (g) otherwise establish or maintain any of Lender’s rights or any Loan Party’s obligations under any of the foregoing.

“Bankruptcy Code” means 11 U.S.C. Section 101 et seq. as amended from time to time.

“Borrower” means Noble Roman’s, Inc., an Indiana corporation, and its successors and assigns, including any receiver, custodian, and trustee or debtor-in-possession.

“Borrower Security Agreement” means the Security Agreement, dated as of the Closing Date, made by Borrower in favor of Lender, as the same may be amended, restated or otherwise modified from time to time.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Cincinnati, Ohio generally are open for the conduct of substantially all of their commercial lending activities.

“Capital Expenditures” means, with respect to any Person, any expenditure made or liability incurred that would be classified as a capital expenditure and capitalized on the balance sheet of such Person in each case in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) any personal property, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means either of the following (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions) which, individually or in the aggregate, results in: (a) the acquisition by any Person or two or more Persons (other than Paul Mobley or Scott Mobley) acting in concert (including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 35% or more of the outstanding voting Capital Stock of Borrower or (b) Paul W. Mobley or A. Scott Mobley, or such other individual consented to by Lender which consent shall not be unreasonably withheld or delayed, no longer being the chief executive officer of Borrower.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

“Closing Date” means the date of this Agreement.

“Closing Date Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party as of the Closing Date or within 90 days after the Closing Date, (b) the making of the Loans hereunder on the Closing Date, (c) the repayment of the Existing Indebtedness and (d) the payment of fees, costs and expenses in connection with the foregoing.

“Collateral” means any property, real or personal, tangible or intangible, now or in the future securing any or all of the Obligations, including the property granted (or purported to be granted) by the Security Documents and such term as may be further defined in the Loan Documents.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time and any successor statute.

“Consolidated Adjusted EBITDA” means, with respect to Borrower and its Subsidiaries determined on a consolidated basis, for the applicable Test Period, the total (without duplication) determined in accordance with GAAP of the sum of: (a) EBITDA; plus (b) to the extent included in the determination of EBITDA for the applicable Test Period, non-cash losses during the applicable Test Period; plus (c) to the extent included in the determination of EBITDA for the applicable Test Period, the actual Transaction Costs incurred during the applicable Test Period to the extent not capitalized under GAAP; plus (d) such additional add-backs during the applicable Test Period, if any, permitted by Lender in its sole discretion; and minus (e) to the extent included in the determination of EBITDA of for the applicable Test Period, any (i) extraordinary or non-recurring income or gains during the applicable Test Period, (ii) any gain arising from the sale of capital assets during the applicable Test Period, and (iii) any gain arising from the write-up of any assets during the applicable Test Period.

“Contested Claims” has the meaning given in Section 5.1(d).

“Convertible Notes” means the 10% Convertible Subordinated Unsecured Notes Due 11-2-2019 issued by Borrower and dated November 2, 2016, with an aggregate principal amount of $2,400,000, as amended, modified, extended, renewed and/or refinanced as permitted in this Agreement.

“Costs” has the meaning given in Section 5.1(j).

             “Credit Card Obligations” means any Indebtedness owing by Loan Parties to Lender or Lender’s Affiliates under any credit card agreements.

“Default Rate” means 3% per annum plus the highest rate of interest that would otherwise be in effect under a Note, but not more than the highest rate permitted by applicable Law.

“Deposit Account Control Agreement” means a deposit account control agreement, or similar agreement, each in form and substance satisfactory to Lender, entered into by and among Borrower, Lender, and the bank at which the applicable Third Party Deposit Account is maintained that, among other things, grants Lender “control” (as that term is used under the UCC) of such Third Party Deposit Account.

“Development Asset Agreements” means (in each case to the extent applicable) any and all purchase and sale agreements, construction or remodeling agreements, invoices and any other instruments, documents and agreements relating to, as applicable, the acquisition, remodeling, installation, or other development of the Development Assets.

“Development Assets” shall mean, with respect to a Development Loan, the “Development Assets” as defined in the applicable Development Loan Note.

“Development Line Amount” means, as of any date of determination, an aggregate principal amount equal to the lesser of: (a) the Development Loan Advance Ratemultiplied by the Eligible Costs of the then existing Development Assets or (b) the Development Line Dollar Cap.

“Development Line Dollar Cap” means $1,600,000.

“Development Line Draw Period Expiration Date” means the date that is 18 months after the Closing Date.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

“Development Line of Credit” has the meaning given in the Development Line Note.

“Development Line Note” means that certain promissory note made by Borrower to the order of Lender in the stated principal amount of the Development Line Dollar Cap.

“Development Loan” means each Loan by Lender to Borrower under the Development Line of Credit, as each such Loan is more particularly evidenced pursuant to, and in accordance with, the terms and conditions of this Agreement and the applicable Development Loan Note with respect to such Loan.

“Development Loan Amount” means, as of any date of determination with respect to a Development Loan, an aggregate principal amount equal to the lesser of: (a) the Development Loan Advance Rate multiplied by the Eligible Costs of the then existing Development Assets applicable to such Development Loan or (b) the Development Loan Dollar Cap.

“Development Loan Principal Component” means, for purposes of clause (b) of the definition of “Fixed Charges”, the principal amount of the Development Loan which was scheduled to be paid during the applicable Test Period (whether or not paid) (other than any Excess Cash Flow Payment).

“Development Loan Dollar Cap” means $550,000 (subject to the available Development Line Amount).

“Development Loan Draw Period Expiration Date” means, with respect to each Development Loan, the earlier of: (a) the Development Line Draw Period Expiration Date or (b) the date that is four months after the date on which the first Advance under such Development Loan is made.

“Development Loan Advance Rate” means 100%.

“Development Loan Note” means each promissory note made (or to be made) by Borrower to the order of Lender in connection with, and as a condition precedent to, a Development Loan under the Development Line of Credit.

“Development Notes” means each of, and collectively: (a) the Development Line Note and (b) each of the Development Loan Notes.

“Development Project” means, with respect to a Development Loan, the “Development Project” as defined in the Development Loan Note applicable to such Development Loan.

“EBITDA” means, without duplication, the amount of Borrower and its Subsidiaries’ earnings before interest, taxes, depreciation and amortization expense for the applicable measurement period, calculated on a consolidated basis in accordance with GAAP.

“Eligible Costs” means, collectively, the fees, costs and other amounts (as applicable) incurred by Borrower, as more particularly set forth, and identified as eligible, on the Schedule of Eligible Costs below, less the amount of any and all contributions, allowances and/or other amounts made and/or paid (or to be made and/or paid) by any landlord or any other third party with respect to any given Development Project, in each case solely to the extent acceptable to Lender and in each case solely to the extent that the applicable assets and property constitute Collateral (as defined in the Borrower Security Agreement); provided that, notwithstanding anything to the contrary in the foregoing, in no event shall “Eligible Costs” include any fees, costs or other amounts expressly identified as ineligible on such Schedule of Ineligible Costs below.

Schedule of Eligible Costs	Schedule of Ineligible Costs
Décor package
Dining area furniture
Kitchen equipment
Music equipment
Office furniture and equipment
POS equipment and computers
Refrigeration equipment (e.g. walk-in coolers)
Storage area shelving and equipment
Signage
Smallwares
Video training equipment
Freight
Installation
Installation permits, if applicable
Sales tax
Liquor Licenses

Attorney’s fees
Contingency costs
Loan interest
Franchise fees
Insurance
Loan fees (unless otherwise agreed by Lender)
Pre-opening expenses
Start-up costs
Training expenses
Uniforms
Utilities
Working capital

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations promulgated and rulings issued thereunder from time to time, as amended or as may be replaced by successor statute.

“Event of Default” has the meaning given in Section 6.1.

“Event of Loss” means, with respect to any property, (a) any loss, destruction or damage of such property or (b) any condemnation or taking by exercise of the power of eminent domain of such property by any Governmental Authority.

“Excess Cash Flow” means, for each Excess Cash Flow Period, an amount equal to the sum of (without duplication): (a) EBITDA for such Excess Cash Flow Period, plus (b) all non-cash items added back to EBITDA in the definition of Consolidated Adjusted EBITDA for such Excess Cash Flow Period, minus (c) the sum of (i) Fixed Charges for such Excess Cash Flow Period, (ii) the aggregate amount of Non-Financed Capital Expenditures paid in cash for such Excess Cash Flow Period, and (iii) the aggregate amount of cash payments of income, franchise or equivalent income-type taxes for such Excess Cash Flow Period.

“Excess Cash Flow Payment Date” means, for each fiscal year, the date which is 135 days after the end of such fiscal year. For purposes of this Agreement, the first Excess Cash Flow Payment Date will occur 135 days after the Fiscal Year ending December 31, 2017, and the Excess Cash Flow Payment Date will continue with respect to each subsequent fiscal year thereafter.

“Excess Cash Flow Percentage” means 50%, provided that if, on any Excess Cash Flow Payment Date, the Senior Leverage Ratio shall be less than 1.50 to 1 but greater than 1.00 to 1 for the immediately preceding Excess Cash Flow Period then ended, the applicable percentage shall be 25%; provided further if, on any Excess Cash Flow Payment Date, the Senior Leverage Ratio shall be less than 1.00 to 1 for the immediately preceding Excess Cash Flow Period then ended, the applicable percentage shall be 0%.

“Excess Cash Flow Period” means each fiscal year of the Loan Parties ending on and after December 31, 2017;providedthat, solely with respect to the fiscal year of the Loan Parties ending on December 31, 2017, the Excess Cash Flow Period shall be the Stub Period.

“Excluded Swap Obligations” means, with respect to any Guarantor and solely in its capacity as Guarantor and not as a direct obligor thereof, (a) as it relates to all or a portion of the guarantee of such Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation or (b) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation; provided that if a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Existing Indebtedness” means the Indebtedness owing to Prior Lenders.

“Extraordinary Receipts” means any cash received by any Loan Party not in the ordinary course of business, including (a) judgments, proceeds of settlement or other cash consideration of any kind in connection with any cause of action, (b) indemnity payments, (c) pension plan reversions, (d) proceeds of insurance, including key person life insurance and business interruption insurance, (e) the Life Insurance Proceeds, (f) proceeds of the Litigation Collateral, (g) proceeds from the Warrants and (h) Tax Refunds.

“Final Advance” means, with respect to a Development Loan, the Advance made by Lender to Borrower, pursuant to which such Development Loan shall be drawn in full; provided that, to the extent that such Development Loan will not be drawn in full in connection with the completion of the applicable Development Project, the “Final Advance” with respect to such Development Loan means the final Advance made by Lender to Borrower, pursuant to which (or following which) the applicable Development Project is completed.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

“Financial Statements” means Borrower’s balance sheet, income statement and statement of cash flows and reconciliation of net worth.

“Fixed Charge Coverage Ratio” means, for the Test Period then ended, the ratio resulting from dividing (a) Free Cash Flow for such Test Period by (b) Fixed Charges for such Test Period.

“Fixed Charges” means, with respect to Borrower and its Subsidiaries determined on a consolidated basis, for the applicable Test Period, the total (without duplication) of (all as determined in accordance with GAAP): (a) aggregate cash payments of interest made for such Test Period, including interest paid on the Obligations, interest paid on the Subordinated Debt, the interest portion of all Capital Lease Obligations, and any other cash payments of interest as determined by GAAP on any other Indebtedness for such Test Period; plus (b) the principal amount of Indebtedness which was scheduled to be paid during such Test Period (whether or not paid), including under the Term Loan (other than any Excess Cash Flow Payment) and the Development Notes; and plus (c) the principal portion of the aggregate Capital Lease Obligations which were scheduled to be paid during such Test Period (whether or not paid). For purposes of clause (b) of this definition, the Development Loan Principal Component and the Term Loan Principal Component for the first three Test Periods shall as set forth in the definition of Test Period.

“Franchise” means a franchise granted by Borrower for a (a) non-traditional location (such as a university building, hospital, or convenience store) for a pizza restaurant business operating under the name “Noble Roman’s Pizza®” and/or “Tuscano’s®” and (b) traditional location (such as an outdoor strip mall) for a pizza restaurant business operating under the name “Noble Roman’s Craft Pizza & Pub®” and/or “Noble Roman’s Pizza®”.

“Franchise Agreement” means, as in effect as of any date of determination, each and any then existing contract between a Franchisee and Borrower pursuant to which such Person is granted a Franchise”, as each such agreement is now in effect or, as at any time after the date of this Agreement, as it is amended, modified, supplemented, restated, or otherwise changed and any substitute or replacement agreement therefor.

“Franchise Disclosure Documents” means all disclosure documents provided, as of any date of determination, by Borrower to any Franchisee, including the franchise disclosure document required by the rules promulgated by the FTC.

“Franchise Schedule” means Schedule 7.1(a) attached to this Agreement.

“Franchisee” means, as applicable, each Person identified in the applicable Franchise Agreement as “franchisee”.

“FTC” means the United States Federal Trade Commission or its successor.

“Free Cash Flow” means, with respect to Borrower and its Subsidiaries determined on a consolidated basis for the applicable Test Period, the total (without duplication), of (all as determined in accordance with GAAP): (a) Consolidated Adjusted EBITDA for such Test Period, minus (b) Non-Financed Capital Expenditures paid in cash for such Test Period, minus (c) the aggregate amount of cash payments of income, franchise or equivalent income-type taxes for such Test Period, minus (d) the aggregate amount of all cash payments of dividends and distributions made during such Test Period. Nothing herein shall be construed to constitute Lender’s consent to any capital expenditures, dividends or distributions not expressly permitted by this Agreement and the other Loan Documents.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as have been approved by a significant segment of the accounting profession, which are in effect from time to time, and which are applied on a consistent basis subject to Sections 7.3(a) and 7.3(b).

“GAAP Change” means each of, and collectively: (a) any change in GAAP or (b) any change in any GAAP method utilized by the Loan Parties in their Financial Statements.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or any agency or instrumentality thereof (including any central bank).

“Guaranty” means each Guaranty Agreement, dated as of, or after, the Closing Date, made by a Guarantor in favor of Lender, in each case as the same may be amended, restated or otherwise modified from time to time.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

“Guarantor” means each of, and collectively, (a) the Affiliate Guarantors, (b) the Individual Guarantor, and (c) any and all Persons that in the future deliver one or more Guaranties to Lender.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business and constituting current liabilities not more than ninety (90) days in arrears measured from the date of billing), (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (g) all guaranties of such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any earn-out that have become a liquidated amount, (l) the net mark to market value then outstanding pursuant to (i) any Rate Management Agreement and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Agreement transaction, (m) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (n) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (o) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases). The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s Ownership Interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Individual Guarantor” means Paul W. Mobley.

“Insolvency Law” has the meaning given in Section 6.1(f).

“Late Fee” means 5% of the amount which is overdue or $100.00, whichever is greater.

“Law(s)” means all laws, statutes, ordinances, rules, orders, injunctions, decrees, regulations, rulings, conditions, directions or other requirements (including those relating to public health, employment practices and pension benefits, and environmental, occupational and health standards and controls) now or hereafter set forth by any Governmental Authority.

“Lender” means (a) Lender as identified in the opening paragraph of this Agreement and, as applicable, (b) any Lender’s Affiliate.

“Lender’s Affiliate” means any Person that controls, is controlled by, or is under common control with Lender. For purposes of this definition, a Person has control over another Person if (a) the Person directly or indirectly or acting through one or more other Persons owns, controls, or has power to vote 25% or more of any class of voting Ownership Interests in the other Person, (b) the Person controls in any manner the election of a majority of the directors, trustees or managers of the other Person, or (c) the Person directly or indirectly exercises a controlling influence over the management or policies of the other Person. For purposes of any Rate Management Obligation, or foreign exchange or other international transactions or services, or treasury management services, “Lender’s Affiliate” shall also include any agent, correspondent, or counterparty financial institution used by Lender to provide any such products or services for the benefit of or at the request of Lender or Borrower.

“LIBOR” or “LIBOR Rate” means the rate (adjusted for reserves if Lender is required to maintain reserves with respect to relevant advances) (rounded up to the nearest 1/8 of 1%) fixed by the ICE Benchmark Administration Limited (or any Alternate LIBOR Source) at approximately 11:00 a.m., London time (or at the relevant time established by an Alternate LIBOR Source or by Lender), relating to quotations for the one month London InterBank Offered Rates on U.S. dollar deposits, as displayed by Bloomberg LP (or any Approved Bloomberg Successor), or such rate as shall be determined in good faith by Lender from such sources as it shall determine to be comparable to Bloomberg LP (or any Approved Bloomberg Successor), in effect two New York Banking Days prior to the beginning of each calendar month; provided, that, at no time shall LIBOR or the LIBOR Rate be less than 0% (the “LIBOR Rate Minimum”); provided further, that notwithstanding the foregoing, at any time during which a Rate Management Agreement is then in effect with respect to the Loans or any portion thereof, (a) the provision concerning rounding up to the nearest 1/8 of 1% contained in this definition shall be disregarded, and this provision shall not be applied again until such time as the Rate Management Agreement is no longer in effect and (b) the LIBOR Rate Minimum shall be disregarded and no longer of any force and effect with respect to such portion of the Loans subject to such Rate Management Agreement.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, lien (statutory or otherwise) or other encumbrance of any kind, including interests of vendors or lessors under conditional sale contracts or capital leases.

“Life Insurance” means, collectively, (a) the policy of life insurance no. 15-701-397 (together with any supplementary contracts issued in connection with that policy) insuring the life of Alan S. Mobley, issued by the Life Insurer, (b) the policy of life insurance no. 12-041-333 (together with any supplementary contracts issued in connection with that policy) insuring the life of Paul W. Mobley, issued by the Life Insurer and (c) the policy of life insurance no. 12-048-318 (together with any supplementary contracts issued in connection with that policy) insuring the life of Paul W. Mobley, issued by the Life Insurer.

“Life Insurance Loans” means the loans made to Borrower by Life Insurer in respect of the applicable Life Insurance solely to the extent the principal and interest thereof is less than the cash surrender value of the applicable Life Insurance.

“Life Insurance Documents” means, collectively, (a) the Agreement Regarding Life Insurance Policy as Collateral between Borrower and Lender, in form and substance satisfactory to Lender, (b) a collateral assignment of the Life Insurance in favor of Lender, in form and substance satisfactory to Lender, and (c) all other related agreements, instruments or documents executed or delivered in connection therewith.

“Life Insurance Proceeds” means, collectively, any proceeds or other amounts under the Life Insurance, including any cash surrender value or death benefit.

“Life Insurer” means The Northwestern Mutual Life Insurance Company.

“Litigation Collateral” means, collectively, the Net Proceeds received by any Loan Party from (i) the $350,000 Promissory Note made payable by Collet Eugene Harrington to Borrower and all collateral provided therefor, including the two mortgages dated July 13, 2016 on real property in Jefferson County, Kentucky and (ii) any litigation or claim (other than any claim in the ordinary course of business)(including the settlement thereof) held by a Loan Party against another Person, including in respect of the lawsuits described on Schedule 7.1(b).

“Loan(s)” means any and all advances of funds under this Agreement and any of the other Loan Documents, including the Advances and the Term Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranties, the Security Documents, any and all Rate Management Agreements, any and all Treasury Management Agreements and each and every document or agreement executed by any party evidencing, guarantying or securing any of the Obligations, and “Loan Document” means any one of the Loan Documents.

“Loan Parties” means each of, and collectively, (a) Borrower, and (b) the Affiliate Guarantors.

“Material Adverse Effect” means a material adverse effect, as determined by Lender in good faith, on (a) Borrower’s and its Subsidiaries’: (i) business, assets, operations, or financial condition, taken as a whole or (ii) ability to perform any of its payment, financial covenant or other negative covenants in this Agreement, or other material obligations under this Agreement or any of the other Loan Documents, (b) the recoverable value of the Collateral or Lender’s rights or interests therein, (c) the enforceability of any of the Loan Documents, or (d) the ability of Lender to exercise any of its rights or remedies under the Loan Documents or by law provided.

“Material Agreements” means any agreement, commitment, arrangement or instrument (other than the Loan Documents) to which, as of any date, any Loan Party is a party or by which any Loan Party or any of their respective properties is bound, including any note, indenture, loan agreement, mortgage, lease, or deed, in each case, which, if not in full force and effect, could reasonably be expected to have a material adverse effect on Borrower’s and its Subsidiaries’ business taken as a whole.

“New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Net Proceeds” means any cash payments, proceeds, or other cash amounts received with respect to any of the matters described in Section 2.6.1, net of: (a) any applicable tax paid (or reasonably estimated to be payable) by any Loan Party thereon, (b) any payment required in respect of any Permitted Purchase Money Indebtedness secured by a Lien on any Equipment on which Lender does not have a first priority security interest to the extent permitted by this Agreement, (c) any reasonable out-of-pocket expense incurred by any Loan Party to obtain such payment, proceed or other amount which is paid to any Person which is not an Affiliate of any Loan Party and (d) the amount of any reserves established by the Loan Parties in accordance with GAAP to fund indemnification obligations, purchase price adjustments and other contingent liabilities, if any, reasonably estimated to be payable, that are directly attributable to such event.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

“Non-Financed Capital Expenditures” means the total amount of Capital Expenditures for any period, as determined in accordance with GAAP, made by the Loan Parties determined exclusive of (a) those Capital Expenditures made using (i) funds borrowed by Borrower including Advances or pursuant to any capitalized lease or (ii) the proceeds of condemnation or eminent domain proceedings or any insurance proceeds resulting from any Event of Loss and (b) any Transaction Costs (to the extent included as a Capital Expenditure under GAAP).

“Note(s)” means each of, and collectively, the Development Notes, the Term Note, and any note, now or in the future, between Borrower and Lender, as any of the same may be amended, restated or otherwise modified from time to time.

“Obligations” means all of the Loans, all Rate Management Obligations, all Credit Card Obligations, and all other loans, advances, and Indebtedness of, and each and every other agreement, duty, obligation, indemnity. or liability of, Borrower owed to any and each of Lender and/or any Lender’s Affiliate, however created, of every kind and description, whether now existing or hereafter arising, whether for principal, interest, fees or other sums (including interest, fees or expenses that accrue after the commencement of an insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such insolvency proceeding), and whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, related or unrelated, participated in whole or in part, created by trust agreement, lease, overdraft, agreement or otherwise, whether or not secured by additional Collateral, whether originated with Lender or owed to others and acquired by Lender by purchase, assignment or otherwise, and including all loans, advances, Indebtedness and each and every obligation or liability arising under the Loan Documents, any and all foreign exchange or other international transactions or services, treasury management services (including under, or arising out of, the Treasury Management Agreements), all obligations to perform or forbear from performing acts, and agreements, instruments and documents evidencing, guarantying, securing or otherwise executed in connection with any of the foregoing, together with any amendments, modifications and restatements thereof, and all fees and expenses (including Attorneys’ Fees) incurred by Lender hereunder or any other document, instrument or agreement related to any of the foregoing; provided, however, that, with respect to any Guarantor, the Obligations shall not include Excluded Swap Obligations in respect of such Guarantor.

“Organizational Documents” means for each Person, as applicable, such Person’s certificate/articles of incorporation/organization/formation/partnership, bylaws, stockholders agreements, operating/limited liability company/limited partnership agreement, or other applicable charter or other governing documents or trust agreements.

“Ownership Interests” means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, or limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Securities Exchange Act of 1934, as amended.

“Payment Default” means an Event of Default under Section 6.1(a) as it respects principal or interest on any Note.

“Payment in Full of the Obligations” means, as of any date of determination, that (a) the Obligations (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto) are fully paid and satisfied, (b) all letters of credit, if any, have been cancelled and returned to Lender or either (i) replaced by an irrevocable letter of credit, on terms acceptable to Lender, issued by a financial institution satisfactory to Lender or (ii) cash collateralized, in each case, in an amount equal to at least one hundred five (105%) percent of the then aggregate stated face amount of all outstanding letters of credit and on terms satisfactory to Lender, and (c) all commitments to lend under the Loan Documents have been terminated.

“Permitted Discretion” means the observance of reasonable commercial standards from the perspective of a secured asset-based lender and not acting in an arbitrary or capricious manner.

“Permitted Liens” means: (a) any Liens securing the payment of current taxes and assessments not yet due and payable; (b) any Liens on cash deposits (i) in connection with deposits under workers’ compensation, unemployment insurance and social security Laws (other than any Lien imposed by ERISA), (ii) to secure the performance of bids, tenders, contracts (other than for the repayment of Indebtedness) or leases, (iii) to secure statutory obligations or appeal bonds, or (iv) to secure indemnity, surety, performance or other similar bonds in the ordinary course of business to the extent such bonds are permitted by this Agreement; (c)any Liens of mechanics, materialmen, shippers, warehousemen, and other like Liens for services or materials incurred in the ordinary course of business for which payment is not overdue; (d) Liens in favor of Lender; (e) reservations, exceptions, encroachments and other similar title exceptions or encumbrances affecting real properties; provided such do not materially detract from the use or value thereof as used by the owner thereof; (f) any Liens arising from a Contested Claim in the manner, and to the extent, provided for in Section 5.1(d); (g) any Lien resulting from any judgment that is not itself an Event of Default; and (h) any Lien arising in connection with Permitted Purchase Money Indebtedness to the extent that the incurrence of such Permitted Purchase Money Indebtedness is expressly permitted by this Agreement and the other Loan Documents.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

“Permitted Purchase Money Indebtedness” means purchase money Indebtedness or Capital Lease Obligations incurred by any Loan Party to acquire or make improvements upon any Equipment, fixtures or real property if each of the conditions is satisfied: (a) the total amount of obligations secured by the purchase money security interests and, as applicable, any Capital Lease Obligations incurred does not exceed an aggregate amount equal to $100,000 per fiscal year for all Loan Parties; (b) such purchase money Indebtedness or Capital Lease Obligations will not be secured by any of the Collateral other than the Equipment or fixtures so acquired and any identifiable proceeds; (c) any Liens relating to such purchase money Indebtedness or Capital Lease Obligations will not extend to or cover any property of any Loan Party other than the property so acquired and any identifiable proceeds; and (d) the principal amount of such purchase money Indebtedness and, as applicable, Capital Lease Obligations will not, at the time of the incurrence thereof, exceed the value of the Equipment or fixtures so acquired or real property so improved.

“Person” means any individual, partnership, joint venture, trust, limited liability company, business trust, joint stock company, unincorporated association, corporation, institution, entity, or any Governmental Authority.

“Prime Rate” means (a) the rate per annum established by Lender from time to time as its “prime rate” based on its consideration of various factors, including money market, business and competitive factors, which rate is not necessarily Lender’s best or most favorable interest rate, or, (b) if there is no such Prime Rate, such other rate as may be substituted by Lender for the Prime Rate. Subject to any maximum or minimum interest rate limitations specified herein or by applicable Law, if and when such Prime Rate changes, the rate of interest payable under this Agreement, the applicable Notes, the Security Documents or any other Loan Documents based on the Prime Rate will change automatically without notice effective the date of such changes.

“Prior Lenders” means, collectively, BMO Harris Bank, N.A., Super G Funding, LLC, Paul and Jenny Mobley and Scott Mobley.

“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, commodities, exchange rates, forward rates, or equity prices, including dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, swaps, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including any ISDA Master Agreement between a Borrower and Lender or any Lender’s Affiliate, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, restated or otherwise modified or supplemented from time to time, and in each case for the purpose of hedging the applicable exposure associated with Borrower’s operations and not for speculative purposes.

“Rate Management Obligations” means any and all obligations of Borrower to Lender or any Lender’s Affiliate, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with any and all (a) Rate Management Agreements, and (b) cancellations, buy backs, reversals, terminations or assignments of any Rate Management Agreement.

“Regulatory Agencies” means each applicable federal, state or local authority or agency, including the FTC.

“Security Documents” means, collectively, the Borrower Security Agreement, the Trademark Security Agreement dated as of the Closing Date between Borrower and Lender, the Patent Security Agreement dated as of the Closing Date between Borrower and Lender, the Collateral Assignment of Franchise Agreements dated as of the Closing Date between Borrower and Lender, the Affiliate Guarantor Security Agreements, the Life Insurance Documents, and all other agreements, pledges, mortgages, security agreements,guaranties, or other documents delivered by any Loan Party or any other Person to Lender, whether previously, now or in the future to encumber the Collateral in favor of Lender as security for the Obligations, as the same may be amended, restated, or otherwise modified from time to time.

“Senior Funded Debt” means Total Funded Debt minus the Subordinated Debt.

“Senior Leverage Ratio” means, for the Test Period then ended, the ratio resulting from dividing(a) Senior Funded Debt as of the end of such Test Period by (b) Consolidated Adjusted EBITDA for such Test Period.

“Shortfall” means the positive difference, if any, between, (a) (i) the Obligations comprising interest, principal and fees under the Development Loans and (ii) the maximum amount available to be drawn under the Development Line of Credit and (b) the expected amount of Life Insurance Proceeds to be received as a result of the death of Individual Guarantor as determined by Lender in good faith. If after the death of Individual Guarantor, Borrower notifies Lender in writing of its termination of Lender’s commitment to fund any Development Loan with respect to a Development Project that has not been started, the amount available to be drawn under such Development Loan shall reduce the amount in clause (a)(ii) of this definition.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

“Stated Maturity Date” means September 13, 2022.

“Stub Period” means the period commencing on October 1, 2017 and ending on, and including, December 31, 2017.

“Subordinated Creditors” means, collectively, the holders of the Subordinated Debt reflected on Exhibit B and their respective heirs, executors, successors and assigns.

“Subordinated Debt” means the Indebtedness evidenced by the Convertible Notes and described in Exhibit B attached hereto.

“Subordinated Debt Default” means any of the following (or any combination of the following): (a) a default or event of default by any Loan Party or any other obligor with respect to the Subordinated Debt Documents, after the lapse of any applicable notice and cure periods or (b) any acceleration of the Subordinated Debt in accordance with its terms.

“Subordinated Debt Documents” means, collectively, (a) Convertible Notes and (b) each and every document, instrument, or agreement executed by any party evidencing, guarantying or securing any of the Subordinated Debt, as any or all of the foregoing documents, instruments, and agreements are now in effect or, subject to Section 5.2, as at any time after the Closing Date amended, modified, supplemented, restated, renewed, extended, or otherwise changed and any documents, instruments, or agreements related thereto.

“Subsidiary” means any Person with respect to which a Loan Party (a) directly or indirectly controls 25% or more of its Ownership Interests; (b) controls in any manner the election of a majority of such Person’s directors or managers, or (c) has the power, directly or indirectly, to exercise a controlling influence in respect of such Person’s management or policies.

“Supply Agreement” means each “Noble Roman’s Pizza Program Single-Unit Sign-Up Agreement” and each “Noble Roman’s Pizza Program Multiple-Unit Sign-Up Agreement” between Borrower and a “Retailer” party thereto for a pizza foodservice operation under the name “Noble Roman’s Take-N-Bake”, as each such agreement is now in effect or, as at any time after the date of this Agreement, as it is amended, modified, supplemented, restated, or otherwise changed and any substitute or replacement agreement therefor.

“Swap Obligation” means any obligation of any Person to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

"Taxes" means all taxes, fees, duties, levies, imposts, deduction, charges, or withholdings of any kind (other than taxes on Lender's net income).

“Tax Refund” means any refund of any income, franchise, commercial activity or like taxes, or fees or interest in respect thereof, which are paid or credited to a Loan Party by any Governmental Authority.

“Termination Date” means, (a) with respect to each Development Loan, the earlier of: (i) the Stated Maturity Date, (ii) the date upon which the entire outstanding balance under the applicable Development Loan Note shall become due pursuant to the provisions hereof (whether as a result of acceleration by Lender or otherwise) and (iii) the date upon which the principal and interest on the applicable Development Loan Note shall be repaid in full and (b) with respect to Term Loan, the earliest of: (i) the Stated Maturity Date, (ii) the date upon which the entire outstanding balance under the Term Note shall become due pursuant to the provisions hereof (whether as a result of acceleration by Lender or otherwise), and (iii) the date upon which Term Loan shall be repaid in full.

“Termination Fee” means an amount equal to (a) 3% of the sum of (i) the then principal amount of the Development Notes and (ii) the then principal amount of the Term Loan if the Voluntary Termination Date is on or before the first anniversary of the Closing Date, (b) 2% of the sum of (i) the then principal amount of the Development Notes and (ii) the then principal amount of the Term Loan if the Voluntary Termination Date is after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date and (c) 1% of the sum of (i) the then principal amount of the Development Notes and (ii) the then principal amount of the Term Loan if the Voluntary Termination Date is after the second anniversary of the Closing Date and before the third anniversary of the Closing Date.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

“Term Loan Principal Component” means, for purposes of clause (b) of the definition of “Fixed Charges”, the principal amount of the Term Loan which was scheduled to be paid during the applicable Test Period (whether or not paid) (for the avoidance of doubt, excluding any Excess Cash Flow Payment).

“Test Period” means each 12 Month Period; providedhowever, with respect to determining the Fixed Charge Coverage Ratio (a) for the Test Period ending on December 31, 2017, with respect to Fixed Charges (other than the Term Loan Principal Component and the Development Loan Principal Component): (i) “Test Period” means the period commencing on October 1, 2017, through, and including, December 31, 2017, (ii) the total Fixed Charges determined for such Test Period pursuant to the immediately preceding clause shall be divided by 92 and then multiplied by 365; (iii) the Term Loan Principal Component for such Test Period shall be deemed to be an aggregate amount equal to $642,857.14 and (iv) the Development Loan Principal Component for such Test Period shall be deemed to be an amount equal to the principal payments made on the Development Loan during the period commencing on October 1, 2017, through, and including, December 31, 2017; (b) for the Test Period ending on March 31, 2018, with respect to Fixed Charges (other than the Term Loan Principal Component and the Development Loan Principal Component): (i) “Test Period” means the period commencing on January 1, 2018, through, and including, March 31, 2018, (ii) the total Fixed Charges determined for such Test Period pursuant to the immediately preceding clause shall be divided by 92 and then multiplied by 365; (iii) the Term Loan Principal Component for such Test Period shall be deemed to be an aggregate amount equal to $642,857.14 and (iv) the Development Loan Principal Component for such Test Period shall be deemed to be an amount equal to the principal payments made on the Development Loan during the period commencing on January 1, 2018, through, and including, March 31, 2018; and (c) for the Test Period ending on June 30, 2018, with respect to Fixed Charges (other than the Term Loan Principal Component and the Development Loan Principal Component): (i) “Test Period” means the period commencing on April 1, 2018, through, and including, June 30, 2018, (ii) the total Fixed Charges determined for such Test Period pursuant to the immediately preceding clause shall be divided by 92 and then multiplied by 365; (iii) the Term Loan Principal Component for such Test Period shall be deemed to be an aggregate amount equal to $642,857.14 and(iv) the Development Loan Principal Component for such Test Period shall be deemed to be an amount equal to the principal payments made on the Development Loan during the period commencing on April 1, 2018 through and including June 30, 2018.

“Third Party Deposit Account” means a deposit account maintained by a Loan Party with a Person other than Lender.

“Total Funded Debt” means all Indebtedness of Borrower and its Subsidiaries.

“Total Leverage Ratio” means, for the Test Period then ended, the ratio resulting from dividing(a) Total Funded Debt as of the end of such Test Period by (b) Consolidated Adjusted EBITDA for such Test Period.

“Transaction Costs” means reasonable fees and out-of-pocket transaction costs and expenses incurred by the Loan Parties in connection with the Closing Date Transactions, including reasonable fees, commissions and costs of accountants, consultants, attorneys related thereto, up to a maximum aggregate amount equal to the sum of (a) $500,000 as of the Closing Date and (b) such additional costs and expenses consented to by Lender in its sole discretion.

“Treasury Management Agreements” means, collectively, the agreements and other documents between Lender and Borrower, or otherwise provided by Lender to Borrower, relating to Borrower’s deposit accounts and Lender’s treasury management services, including Lender’s forms of Master Treasury Management Services Agreement, Commercial Sweep Account Services – Development Line of Credit/ZBA/Ultimate Sweep Addendum, and Lockbox Services Addendum, in each case applicable to Borrower.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as now or hereafter enacted in the State of Ohio; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any property of a Loan Party is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Ohio, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction.

“Warrants” means any warrants issued by Borrower.

“12 Month Period” means, in respect of a date as of which the applicable financial covenant is being calculated, the four consecutive fiscal quarters ending on or immediately preceding the date as of which the financial covenant is being calculated (i.e., a rolling and trailing four fiscal quarter period).

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

7.2.           Waivers of Borrower and each Guarantor. Each of Borrower and each Guarantor, if any, hereby (a) waives demand, presentment, protest and notice of dishonor, notice of protest, notice of default, notice of Lender’s intention to accelerate and any notice of acceleration, (b) waives relief under valuation and appraisement Laws, (c) waives all suretyship defenses, including all defenses based upon impairment of Collateral and all suretyship defenses described in Section 3-605 of the Uniform Commercial Code, to the fullest extent permitted by Section 3-605 (i) of the UCC, and (d) waives and agrees not to assert any claim against Lender or any Lender’s Affiliate under any theory for consequential, special, indirect or punitive damages.

7.3.           Severability and Interpretation; GAAP Changes; Survival.

(a)           If any part of this Agreement or the application thereof to any Person or circumstance is held invalid, the remainder of this Agreement shall not be affected thereby. Unless the context otherwise indicates, the singular includes the plural and vice versa, the masculine includes the feminine and neuter, and the pronouns “herein” and the like refer to this entire Agreement. As used herein and in the other Loan Documents, “including” is used by way of illustration and not by way of limitation, unless the context clearly indicates otherwise. If Borrower has any Subsidiaries (“Borrower Subsidiaries”) at any time during the term of this Agreement with the consent of Lender, the term “Borrower” in each representation, warranty and covenant herein shall mean Borrower as consolidated with each such Borrower Subsidiary, and Borrower shall cause each Borrower Subsidiary thereof to be in compliance therewith. The existence of references to a Borrower’s Subsidiaries any place in this Agreement is for a matter of convenience only. Any references to Subsidiaries of Borrower set forth herein shall not in any way be construed as consent by Lender to the establishment, maintenance or acquisition of any Subsidiary. If there is any conflict, ambiguity, or inconsistency, in Lender’s judgment, between the terms of this Agreement or any of the other Loan Documents, then the applicable terms and provisions, in Lender’s judgment, providing Lender with greater rights, remedies, powers, privileges, or benefits will control.

(b)           If, after the Closing Date, (i) there occurs any GAAP Change that would affect the computation of any financial covenant and (ii) either Borrower or Lender shall so request, then in any such case Lender and Borrower shall negotiate in good faith to amend each applicable financial covenant to preserve the original intent and effect thereof in light of such GAAP Change (subject to the final approval of Lender); provided that, until so amended, (A) each such financial covenant shall continue to be computed in accordance with GAAP (and the Loan Parties’ methods utilized thereunder) prior to such GAAP Change and (B) Borrower shall provide to Lender Financial Statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of each such financial covenant made before and after giving effect to such GAAP Change.

(c)           Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of a Loan Party at “fair value”, as defined therein.

(d)           All representations, warranties, covenants and agreements made by the Loan Parties herein and in the other Loan Documents shall survive the execution and delivery of this Agreement, the other Loan Documents and the issuance of the Notes.

7.4.           Binding Effect; Assignments. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto; provided however, that Borrower may not assign any of its rights or delegate any of its obligations hereunder. Lender (and any subsequent assignee) shall have the unfettered right to transfer and assign, and delegate its obligations under, this Agreement, the other Loan Documents, the Loans and the Collateral to an assignee selected by Lender, who shall thereupon have all of the rights of Lender; and Lender (or such subsequent assignee who in turn assigns as aforesaid) shall then be relieved and discharged of any responsibility or liability under, or arising out of, this Agreement, the other Loan Documents and the Collateral. Lender may also assign partial interests in this Agreement, the other Loan Documents and the Loans to other Persons. Lender may disclose to all prospective and actual assignees all financial, business and other information about the Loan Parties which Lender may possess at any time. This Agreement, and all of the understandings, agreements, representations and warranties contained herein are solely for the benefit of the parties hereto, and there are no other Persons who are intended to be benefited in any way whatsoever by this Agreement.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

7.5.           Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, facsimile transmission and electronically, any notice required, permitted or contemplated hereunder shall be in writing and addressed to the party to be notified at the address set forth below or at such other address as each party may designate for itself from time to time by notice hereunder and shall be deemed duly sent: (a) when delivered in hand, (b) on completion of a facsimile transmission to the number listed below, so long as (i) receipt of confirmation of the telecopy is made by the sending party and (ii) an original notice is also sent to the receiving party contemporaneously with facsimile by overnight courier or certified U.S. mail as provided in this Section 7.5, (c) the next Business Day after such notice was delivered to a regularly scheduled overnight delivery carrier with delivery fees either prepaid or an arrangement, satisfactory with such carrier, made for the payment of such fees, or (d) when mailed by registered or certified mail, return receipt requested, addressed as follows:

To Borrower:	Noble Roman’s, Inc. One Virginia Avenue, Suite 300 Indianapolis, IN 46204 Attention: Paul W. Mobley
With a copy to:	Thompson Coburn LLP One US Bank Plaza 505 N. 7th Street Suite 2700 St. Louis, Missouri 63101 Attention: Thomas A. Litz, Esq.
To Lender:	First Financial Bank 255 E. Fifth Street, Suite 800 Cincinnati, Ohio 45202 Attention: Mr. Alain F. Kamdem
and

With a copy to:	Vorys, Sater, Seymour and Pease LLP 301 E. Fourth Street Suite 3500 Great American Tower Cincinnati, OH 45202 Attention: Hani R. Kallas, Esq.

Any party may change such address by sending written notice of the change to the other party; provided, however, that (A) notice given to a party’s legal counsel is not deemed notice to that party and (B) a party’s failure to deliver any notice to the other party’s legal counsel will not affect the validity or effectiveness of any notice or notification given to the other party.

7.6.           Complete Agreement; Amendments; Counterparts. This Agreement, together with the other Loan Documents, is the complete agreement of the parties hereto and supersedes all previous understandings and agreements relating to the subject matter hereof. This Agreement may be amended only in writing signed by Borrower and Lender. The section headings herein are included for convenience only and shall not be deemed to be a part of this Agreement. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which will constitute a single agreement, but none of which separate counterparts shall become effective until both Lender and Borrower have executed and delivered this Agreement. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by facsimile or in electronic format (e.g. “pdf”) shall be effective as delivery of a manually executed original counterpart of this Agreement.

7.7           Time is of the Essence. Time is of the essence in carrying out all of the provisions in this Agreement.

7.8.           Governing Law; Consent to Jurisdiction. This Agreement is delivered in, is intended to be performed in, will be construed and enforceable in accordance with and governed by the internal Laws of, the State of Ohio, without regard to principles of conflicts of Law that would apply the Law of any State other than the State of Ohio. Borrower and Lender each agree that the state and federal courts in Hamilton County, Ohio or any other court in which Lender initiates proceedings shall have exclusive jurisdiction over all matters arising out of this Agreement and the other Loan Documents, WITHOUT LIMITATION ON THE ABILITY OF LENDER, ITS SUCCESSORS AND ASSIGNS, TO INITIATE AND PROSECUTE IN ANY APPLICABLE JURISDICTION ACTIONS RELATED TO THE REPAYMENT AND COLLECTION OF THE OBLIGATIONS AND THE EXERCISE OF ALL OF LENDER’S RIGHTS AGAINST BORROWER WITH RESPECT THERETO AND ANY SECURITY OR PROPERTY OF BORROWER, INCLUDING DISPOSITIONS OF THE COLLATERAL and that service of process in any such proceeding shall be effective if mailed to Borrower at the address set forth herein.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

7.9.           Jury Waiver. BORROWER, ANY GUARANTOR, AND LENDER EACH HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

7.10.           Excluded Swap Obligations. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, in no event shall the proceeds of Collateral of a Guarantor be applied by Lender to any Excluded Swap Obligations in respect of such Guarantor.

7.11           Indemnification. If after receipt of any payment of all or part of the Obligations, Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, or diversion of trust funds, or for any other reason, this Agreement shall continue in full force and effect and Borrower shall be liable to, and shall indemnify, save and hold Lender, its officers, directors, attorneys, and employees harmless of and from the amount of such payment surrendered. The provisions of this Section 7.11 shall be and remain effective notwithstanding any contrary action which may have been taken by Lender in reliance on such payment, and any such contrary action so taken shall be without prejudice to Lender’s rights under this Agreement and the other Loan Documents and shall be deemed to have been conditioned upon such payment becoming final, indefeasible and irrevocable. In addition, Borrower shall indemnify, defend, save and hold Lender, its Affiliates, and their respective officers, directors, attorneys, and employees harmless of, for, from and against all actual claims, demands, liabilities, judgments, losses, damages, costs and expenses (including all accounting fees and reasonable Attorneys’ Fees) (collectively, “Losses”) that Lender or any such indemnified party, jointly or severally, incurs arising out of: (a) this Agreement or any of the other Loan Documents, (b) the Closing Date Transactions or any other transaction contemplated by, or referred to in, or any matter related to, this Agreement or any of the other Loan Documents, (c) the making of any Loan or the use of the proceeds thereof, (d) the Collateral, or (e) any act taken by Lender hereunder except in any such case arising out of the willful misconduct or gross negligence of such indemnified party as established in a court of law by a judgment that is final and non-appealable. The provisions of this Section shall survive the termination of this Agreement. NOTICE IS HEREBY GIVEN THAT THIS AGREEMENT CONTAINS INDEMNIFICATION PROVISIONS IN THIS SECTION 7.11 THAT APPLY TO, AND BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO, ANY LOSSES (AS DEFINED IN THIS SECTION 7.11) THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF LENDER OR ANY OTHER INDEMNIFIED PARTY UNDER THIS SECTION 7.11.

8.
No Fiduciary Duty. Lender and its Affiliates (collectively, solely for purposes of this paragraph, “First Financial”), may have economic interests that conflict with those of Borrower, its stockholders, members or other owners and/or their respective Affiliates. Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between First Financial, on the one hand, and Borrower, its stockholders or its Affiliates, on the other. Borrower acknowledges and agrees that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between First Financial, on the one hand, and Borrower, on the other, and (b) in connection therewith and with the process leading thereto, (i) First Financial has not assumed an advisory or fiduciary responsibility in favor of Borrower, its stockholders, members or other owners or their respective Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether First Financial has advised, is currently advising or will advise Borrower, its stockholders or its Affiliates on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Loan Documents and (ii) First Financial is acting solely as principal and not as the agent or fiduciary of Borrower, its management, stockholders, members or other owners, creditors or any other Person. Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Borrower shall not claim that First Financial has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty, to Borrower, in connection with such transactions or the process leading thereto.

9.
Participations.

9.1           Participation. Lender, in the ordinary course of its commercial banking business, may at any time sell to one or more lenders or other Persons (“Participants”) participating interests in the Loans, the Collateral or other security provided to Lender, or any other interests of Lender under this Agreement or the other Loan Documents.

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

9.2           Participant Consents. Borrower acknowledges that Participants have and will have certain rights under their respective participation agreements with Lender that may, subject to the terms of the applicable participation agreements, require Lender to obtain the consent (collectively, “Participant Consents”) of some or all of the Participants before Lender takes (or refrains from taking) certain actions (other than as expressly required by the Loan Documents) or grants certain waivers, consents or approvals in respect of the Loans, the Loan Documents or the Collateral. None of the Participants, however, will have Participant Consent rights which are greater than those rights and remedies afforded to Lender under the Loan Documents. Lender may from time to time request instructions from the Participants in respect of the actions, waivers, consents or approvals which Lender is permitted or required to take or to grant or is permitted to refrain from taking or granting pursuant to the terms of the Loan Documents (collectively, “Participant Instructions”). If any Participant Consent is required, or if any Participant Instruction is requested, in each case pursuant to the terms of any participation agreement, Lender will (a) be empowered to take (or refrain from taking) any action (other than as expressly required by the Loan Documents) or withhold any waiver, consent or approval until Lender has received the requisite Participant Consents or, as applicable, the Participant Instructions, and (b) not be subject to any liability to any Person, including Borrower and any Participant, in connection with Lender’s action or inaction or withholding of any waiver, consent or approval under any of the Loan Documents. If a Participant fails to fund its portion of any Loan requested by Borrower after the date of this Agreement, Lender shall be under no obligation to fund any portion of any Loan that was not funded by such Participant.

9.3           Information. Borrower hereby authorizes Lender to disclose to any Participant or prospective Participant any and all information in Lender’s possession concerning the Loan Parties which has been delivered to Lender by, or on behalf of, a Loan Party pursuant to the Loan Documents or in connection with Lender’s credit evaluation of the Loan Parties or which has been obtained independently by Lender in its credit evaluation or audit of the Loan Parties.

9.4
Law Requirements. Nothing in the Loan Documents will prohibit Lender from pledging or assigning its interests in the Loans to any Federal Reserve Bank in accordance with applicable Law.

[Signature Page Follows]

Business Capital Form – January, 2017
Loan Agreement – Single Borrower

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement by their duly authorized officers as of the date first above written.

NOBLE ROMAN’S, INC.

By:/s/ Paul W. Mobley
Paul W. Mobley, Executive Chairman and Chief Financial Officer

FIRST FINANCIAL BANK

By: /s/ Shawn L. Byerly
Shawn L. Byerly, Vice President